Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of June 10, 2020

by and between

Emerald Holding, Inc.

and

Onex Partners V LP

US-DOCS\116336311

(Cont’d)

i

(Cont’d)

ii

LIST OF EXHIBITS

Exhibit A:	Form of Certificate of Designations
Exhibit B:	Form of Stockholders Letter Agreement
Exhibit C:	Form of Registration Rights Agreement
Exhibit D:	Composition of the Board of Directors

iii

This INVESTMENT AGREEMENT, dated as of June 10, 2020 (this “Agreement”), by and between Emerald Holding, Inc., a Delaware corporation (the “Company”), and Onex Partners V LP (“Purchaser”).  Capitalized terms used herein are defined in Section 5.17 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

RECITALS:

WHEREAS, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, shares of the Company’s convertible participating preferred stock, par value $0.01 per share, designated as “Series A Convertible Participating Preferred Stock” (the “Preferred Stock”), having the terms set forth in the Certificate of Designations in substantially the form attached hereto as Exhibit A (the “Certificate of Designations”), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I

PURCHASES; CLOSINGS

1.1Purchases

.  On the terms and subject to the conditions herein, the Company agrees to sell and issue to Purchaser, and Purchaser agrees to purchase from the Company:  (a) at the First Closing, 47,058,332 shares of Preferred Stock (such shares of Preferred Stock, the “First Closing Shares”) and (b) at the Second Closing, that number of shares of Preferred Stock (such shares of Preferred Stock, the “Second Closing Shares”, and together with the First Closing Shares, the “Shares”) equal to the difference between 24,388,014 and the number of shares of Preferred Stock issued pursuant to the Permitted Offering, if any, in each case, free and clear of any Liens (other than Liens incurred by Purchaser, Liens arising under this Agreement or the Stockholders Letter Agreement or restrictions arising under applicable securities Laws), at a purchase price of $5.60 per Share.

1.2First Closing

.

(a)The closing of the purchase by the Purchaser of the First Closing Shares pursuant to this Agreement (the “First Closing”) shall be held at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, District of Columbia, 20004 at 9:00 a.m. New York City time, on the first business day following the satisfaction or waiver of the applicable conditions set forth in Section 1.4 (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to their satisfaction); provided, that unless agreed to in writing by Purchaser and the Company, in no event shall the First Closing occur on or prior to July 9, 2020 (the date on which the First Closing actually occurs, the “First Closing Date”).

(b)Subject to the satisfaction or waiver on or prior to the First Closing Date of the applicable conditions to the First Closing in Section 1.4, at the First Closing:

(1)the Company will deliver, or cause to be delivered, to Purchaser (i) evidence reasonably satisfactory to Purchaser of the issuance of the First Closing Shares in the name of Purchaser by book entry on the stock ledger of the Company (or, if the First Closing Shares are to be represented in certificated form, a certificate representing the First Closing Shares), (ii) a counterpart to the Stockholders Letter Agreement, in the form attached hereto as Exhibit B (the “Stockholders Letter Agreement”), executed by the Company, (iii) a counterpart to the Registration Rights Agreement, in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), executed by the Company and (iv) all other documents, instruments and writings required to be delivered by the Company to Purchaser at or prior to the First Closing pursuant to this Agreement; and

(2)Purchaser (severally and not jointly) will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the First Closing Date, the First Closing Purchase Price by wire transfer of immediately available funds, (ii) a counterpart to the Stockholders Letter Agreement executed by each of the parties thereto other than the Company, (iii) a counterpart to the Registration Rights Agreement executed by each of the parties thereto other than the Company and (iv) all other documents, instruments and writings required to be delivered by Purchaser to the Company at or prior to the First Closing pursuant to this Agreement.

(c)All deliveries at the First Closing will be deemed to occur simultaneously.

1.3Second Closing

.

(a)The closing of the purchase by Purchaser of the Second Closing Shares pursuant to this Agreement (the “Second Closing”) shall be held at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, District of Columbia, 20004 at 9:00 a.m. New York City time, on the later of (i) the first business day following the satisfaction or waiver of the applicable conditions set forth in Section 1.4 (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to their satisfaction) and (ii) the twentieth (20th) business day after which the Company provides written notice to Purchaser of the aggregate number of the Second Closing Shares (but subject to the consummation of the Permitted Offering or, if no shares of Preferred Stock are elected to be purchased in the Permitted Offering, the expiration of the period in which the Permitted Offering may be consummated in accordance with the definition thereof (as applicable)), or at such other date, time and place as Purchaser and the Company agree (such date, the “Second Closing Date” and, together with the First Closing Date, the “Closing Dates”).

(b)Subject to the satisfaction or waiver on or prior to the Second Closing Date of the applicable conditions to the Second Closing in Section 1.4, at the Second Closing:

(1)the Company will deliver, or cause to be delivered, to Purchaser (i) evidence reasonably satisfactory to Purchaser of the issuance of the Second Closing Shares in the name of Purchaser by book entry on the stock ledger of the Company (or, if the Second Closing Shares are to be represented in certificated form, a certificate representing the Second Closing Shares) and (ii) all other documents, instruments and writings required to be delivered by the Company to Purchaser at or prior to the Second Closing pursuant to this Agreement; and

(2)Purchaser will deliver or cause to be delivered (i) to a bank account designated by the Company in writing at least two (2) business days prior to the Second Closing Date, an amount equal to the Second Closing Purchase Price, by wire transfer of immediately available funds and (ii) all other documents, instruments and writings required to be delivered by Purchaser to the Company at or prior to the Second Closing pursuant to this Agreement.

(c)All deliveries at the Second Closing will be deemed to occur simultaneously.

1.4Conditions to the Closings

.

(a)The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect each of the First Closing and the Second Closing (together, the “Closings”) is subject to the satisfaction or written waiver by Purchaser and the Company as of such Closing of the following condition:  no temporary restraining order, preliminary or permanent injunction or other judgment or order shall have been issued by any Governmental Entity, and no Law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts in accordance with Section 3.1 and Section 3.4 to prevent the entry of any such injunction or order and to appeal as promptly as possible any injunction or other order that may be entered.

(b)The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Second Closing is subject to the satisfaction or written waiver by Purchaser and the Company as of the Second Closing of the following condition:  the First Closing shall have occurred prior to or simultaneously with the Second Closing.

(c)The obligation of Purchaser to effect each Closing is also subject to the satisfaction or written waiver by Purchaser as of such Closing, as applicable, of the following conditions:

(1)(i) the representations and warranties of the Company set forth in Section 2.1 hereof (other than Sections 2.1(a)(1), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e) and 2.1(g)) shall be true and correct (disregarding all qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not and would not be reasonably expected to have a Company Material Adverse Effect and (ii) the representations and warranties of the Company set forth in Sections 2.1(a)(1), 2.1(b), 2.1(c)(1), 2.1(d), 2.1(e) and 2.1(g) shall be true and correct in all material respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date;

(2)the Company shall have performed and complied with in all material respects all obligations required to be performed and complied with by it pursuant to this Agreement at or prior to the applicable Closing;

(3)no Effect shall have occurred or arisen since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(4)on each Closing Date, Purchaser shall have received a certificate signed on behalf of the Company by a duly authorized Person certifying to the effect that the conditions set forth in Sections 1.4(c)(1) and (2) have been satisfied as of the applicable Closing Date;

(5)the Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware on or prior to the First Closing, and the Certificate of Designations shall continue to be in full force and effect as of the applicable Closing; and

(6)at or prior to the Second Closing, the shares of Common Stock issuable upon conversion of the Shares shall have been approved for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance.

(d)The obligation of the Company to effect each Closing is also subject to the satisfaction or written waiver by the Company as of such Closing, as applicable, of the following conditions:

(1)(i) the representations and warranties of Purchaser set forth in Section 2.2 hereof (other than Sections 2.2(a), 2.2(b)(1) and 2.2(d)) shall be true and correct (disregarding all qualifications or limitations as to materiality set forth therein) as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not prevented or materially delayed or would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (ii) the representations and warranties of Purchaser set forth in Sections 2.2(a), 2.2(b)(1) and 2.2(d) shall be true and correct in all material respects as of the date of this Agreement and as of the applicable Closing Date as though made on and as of such date;

(2)Purchaser shall have performed and complied with in all material respects all obligations required to be performed and complied with by it pursuant to this Agreement at or prior to the applicable Closing; and

(3)on each Closing Date, the Company shall have received a certificate signed on behalf of Purchaser by a duly authorized Person certifying to the effect that the conditions set forth in Sections 1.4(d)(1) and (2) have been satisfied as of the applicable Closing Date.

(4)Purchaser shall have delivered to the Company a duly executed, valid, accurate and properly completed: (i) Internal Revenue Service Form W-9 certifying that Purchaser is a U.S. person and that Purchaser is not subject to backup withholding, or (ii) Internal Revenue Service Form W-8 (together with any necessary withholding statements or attachments) certifying that Purchaser is not a U.S. person.

Article II

REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties of the Company

.  Except as set forth (x) in SEC Documents filed or furnished prior to the date of this Agreement (including any exhibits thereto and excluding any disclosures set forth in any risk factor section or any “forward looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or (y) in a correspondingly identified schedule attached hereto (provided that any such disclosure shall be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure), the Company represents and warrants to Purchaser, as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a)Organization and Authority.

(1)The Company (i) is a corporation duly organized and validly existing under the laws of the state of Delaware, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.  True and accurate copies of the Amended and Restated Certificate of Incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”), each as in effect, have been made available to Purchaser prior to the date hereof.

(2)Each of the Company’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)) (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect.

(b)Capitalization.

(1)The authorized capital stock of the Company consists of 800,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 80,000,000 shares of undesignated preferred stock, par value $0.01 per share.  As of the close of business on June 9, 2020, 71,446,346 shares of Common Stock were issued and outstanding and, as of May 31, 2020, (i) no shares of Common Stock were held in the treasury of the Company or by a Company Subsidiary, (ii) 22,789,798 shares of Common Stock were reserved for issuance under a Plan, (iii) 4,854,992 shares of Common Stock were subject to outstanding options to purchase Common Stock (the “Company Options”), (iv) 1,372,840 shares of Common Stock were available for issuance upon the vesting of the Company’s outstanding restricted stock unit awards (the “Company RSUs”), and (v) and no shares of preferred stock were issued and outstanding.

(2)All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.  Except as set forth in Section 2.1(b)(1), the Company has not issued any securities or right to purchase securities of the Company (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of the Company).  Except as provided in the Transaction Documents, the Existing SHA and the Existing RRA, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, the Company or any of the Company Subsidiaries.  The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

(3)None of the Company or Company Subsidiaries hold an Equity Interest in any Person other than Equity Interests in Company Subsidiaries. Each outstanding share of capital stock of or other Equity Interest in each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Subsidiaries free and clear of all Liens, except for Liens arising under the Credit Agreement.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of such Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Company Subsidiary.  Except as provided in the Transaction Documents, the Existing SHA and the Existing RRA, none of the Company or any Company Subsidiary is party to any stockholders’ agreement or other similar agreement or understanding relating to any shares of the Company’s or any Company Subsidiary’s capital stock or other Equity Interests or any other agreement relating to the disposition, voting or dividends with respect to any Equity Interest of the Company or a Company Subsidiary.   No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued.

(c)Authorization.

(1)The Company has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company (the “Board of Directors”), including by unanimous approval of an independent special committee of the Board of Directors established in connection with the transactions contemplated by this Agreement.  This Agreement has been, and (as of the First Closing) the other Transaction Documents will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, this Agreement is, and (as of the First Closing) each of the other Transaction Documents will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. The Company has complied and will comply with the conditions set forth in the temporary waiver of certain of the stockholder approval requirements in Section 312.03 of the NYSE Listed Company Manual set forth in SEC Release No. 3488572 as applicable to the issuance of the Shares and of the Common Stock issuable upon conversion thereof.

(2)Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Permitted Offering), nor compliance by the Company with any of the provisions hereof or thereof (including the rights of the Shares to convert into shares of Common Stock), will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (A) the Certificate of Incorporation or the Bylaws or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the

Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) violate any law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(3)Other than (i) the securities or blue sky laws of the various states of the United States, (ii) the filing of one or more Current Reports on Form 8-K, (iii) the listing on the NYSE of the shares of Common Stock issuable upon the conversion of the Shares, (iv) the expiration or termination of any applicable waiting period under the HSR Act in order for Purchaser to exercise voting rights with respect to the Shares or convert Shares into shares of Common Stock and (v) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period, is necessary for the execution or delivery by the Company of this Agreement or the other Transaction Documents or the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents.

(d)Sale of Securities.  Assuming the accuracy of Purchaser’s representations in Section 2.2, the offer and sale of the Shares to Purchaser is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder.

(e)Status of Securities.  The Shares to be issued pursuant to this Agreement and the shares of Common Stock to be issued upon conversion of the Shares have been duly authorized by all necessary corporate action of the Company.  When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Certificate of Designations, the Shares will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in Purchaser good title to all such securities, free and clear of all Liens, other than Liens incurred by Purchaser, Liens arising under this Agreement or the Stockholders Letter Agreement or restrictions arising under applicable securities Laws.  Upon any conversion of any Shares into shares of Common Stock pursuant to the terms of the Certificate of Designations, such shares of Common Stock issued upon such conversion will be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights of any other shareholder of the Company, and will effectively vest in Purchaser good title to all such securities, free and clear of all Liens, other than Liens incurred by Purchaser, Liens arising under this Agreement or the Stockholders Letter Agreement or restrictions arising under applicable securities Laws.  The shares of  Common Stock to be issued upon any conversion of the Shares have been duly reserved for such issuance.

(f)SEC Documents; Financial Statements.

(1)The Company has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since January 1, 2018 (collectively,

the “SEC Documents”).  Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(2)The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this Agreement, to the Knowledge of the Company, there is no reason that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(3)There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed.

(4)The financial statements of the Company and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of the Company and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(g)Brokers and Finders.  Except for LionTree Advisors LLC pursuant to that certain engagement letter dated May 4, 2020 and the subscription agent and/or information agent for the Permitted Offering, the fees and expenses of which, in each case, will be paid by the Company (on behalf of the independent special committee of the Board of Directors in the case of LionTree Advisors LLC), neither the Company nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

(h)Litigation.  There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, the Company or any of its Subsidiaries or any of their respective assets before or by any Governmental Entity, which individually or in the aggregate has had, or, would reasonably be expected to have (including for this purpose, assuming an adverse determination of any such matter), a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(i)Indebtedness.  Neither the Company nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(j)Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to, have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration.

(k)Permitted Offering; Certain Information.  The Permitted Offering will not result in any material violation of applicable Law, the rules of the New York Stock Exchange, the Certificate of Incorporation or the Bylaws. Any information provided in writing by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Registration Statement, when declared effective under the Securities Act, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading provided, however, that no representation or warranty is made by the Company with respect to (i) statements included or incorporated by reference in the Registration Statement based on information supplied by or on behalf of Purchaser or any of its directors, officers, employees, Affiliates, agents or other representatives, or (ii) any financial projections or forward-looking statements. As of the date of its effectiveness, the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act.

(l)No Additional Representations.  Except for the representations and warranties made by the Company in this Section 2.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, (ii) matters relating to insurance coverage for Pandemic Matters with respect to the Company, including any determination, dispute, availability, disbursement or non-disbursement or the certainty of the Company receiving all or any portion of proceeds from the applicable insurers for claims filed or to be filed under the Company’s event cancellation insurance policy or (iii) any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of Purchaser and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Agreement or in any certificate delivered pursuant hereto, nor will anything in this Agreement operate to limit any claim by Purchaser or any of its Affiliates for actual fraud (involving scienter) in the making of the representations and warranties of the Company set forth in this Agreement or in any certificate delivered hereunder.

2.2Representations and Warranties of Purchaser

.  Purchaser hereby represents and warrants to the Company, as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date in which case as of such date), severally and not jointly, that:

(a)Organization and Authority.  Purchaser (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite limited partnership power and authority to own its properties and assets and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified has not and would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)Authorization.

(1)Purchaser has the limited partnership power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser, and no further approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is required.  This Agreement has been, and (as of the First Closing) the other Transaction Documents will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, this Agreement is, and (as of the First Closing) each of the other Transaction Documents will be, a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  No other organizational proceedings are necessary for the execution and delivery by Purchaser of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

(2)Neither the execution, delivery and performance by Purchaser of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of their respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or have a material adverse effect on Purchaser’s ability to fully perform its respective covenants and obligations under this Agreement.

(3)Other than (i) the securities or blue sky Laws of the various states and (ii) filings pursuant to Section 13 and Section 16 of the Exchange Act, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the execution, delivery and performance by Purchaser of this Agreement or the other Transaction Documents or the consummation by Purchaser of the transactions contemplated by this Agreement or the other Transaction Documents.

(c)Financial Capability

.  At each Closing, Purchaser will have access to available funds necessary to consummate such Closing on the terms and conditions contemplated by this Agreement.  Purchaser is not aware of any reason why the funds sufficient to fulfill its obligations under Article I (including paying the First Closing Purchase Price and the Second Closing Purchase Price) will not be available on the applicable Closing Date.

(d)Brokers and Finders

.  Except for Evercore Group L.L.C., neither Purchaser nor its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder for which the Company will incur any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

(e)Purchase for Investment.  Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws. Purchaser (i) acknowledges that it is acquiring the Shares and the shares of Common Stock issuable upon the conversion of the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares or the shares of Common Stock issuable upon the conversion of the Shares to any person in violation of applicable securities Laws, (ii) will not sell, transfer, or otherwise dispose of any of the Shares or shares of Common Stock issuable upon the conversion of the Shares, except in compliance with this Agreement, the Certificate of Incorporation, the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and the shares of Common Stock issuable upon the conversion of the Shares and of making an informed investment decision, and (iv) without prejudice to any claim of Purchaser hereunder for breach of the Company’s representations and warranties or for actual and intentional fraud, (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and the shares of Common Stock issuable upon the conversion of the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (1) an investment in the Shares and the shares of Common Stock issuable upon the conversion of the Shares indefinitely and (2) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Shares and the shares of Common Stock issuable upon the conversion of the Shares and to protect its own interest in connection with such investment.

(f)Certain Information. Any information provided in writing by Purchaser or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Registration Statement when filed with the SEC and when the Registration Statement is declared effective under the Securities Act shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Purchaser with respect to (i) statements included or incorporated by reference in the Registration Statement based on information supplied by or on behalf of the Company or any of its directors (other than those who are representatives of Purchaser), officers, employees, Affiliates, agents or other representatives, or (ii) any financial projections or forward-looking statements.

(g)No Additional Representations. Purchaser and its Affiliates acknowledges and agrees that, except for the representations and warranties contained in Section 2.1, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person, makes or has made any representation or warranty to Purchaser, or any of its Affiliates or representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, (ii) matters relating to insurance coverage for Pandemic Matters with respect to the Company, including any determination, dispute, availability, disbursement or non-disbursement or the certainty of the Company receiving all or any portion of proceeds from the applicable insurers for claims filed or to be filed under the Company’s event cancellation insurance policy or (iii) except for the representations and warranties made by the Company in Section 2.1, any information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. To the fullest extent permitted by applicable law, except with respect to the representations and warranties contained in Section 2.1, neither the Company nor any of its Subsidiaries shall have any liability to Purchaser or its Affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company or its Subsidiaries to Purchaser or its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing in this Section 2.2(g) shall limit, preclude or prohibit any claim of actual fraud (involving scienter) in the making of the representations and warranties of Purchaser set forth in this Agreement or in any certificate delivered hereunder.

Article III

COVENANTS

3.1Filings; Other Actions

.

(a)As set forth in the Certificate of Designations, the Shares shall be initially issued to Purchaser without voting rights in the election of directors of the Company.  After issuance and following the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Shares shall gain the right to vote on an as-converted basis with the Common Stock, pursuant to, and in accordance with, the terms of the Certificate of Designations (the “Purchaser Election”).  Purchaser and the Company shall use all reasonable best efforts to obtain or submit, as the case may be, as promptly as practicable following the date hereof, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act and other applicable antitrust Laws in connection with such Purchaser Election (the “Anti-Trust Approval”).  Without limiting the foregoing, Purchaser and the Company shall each prepare and file within ten (10) business days after the date hereof a Notification and Report Form pursuant to the HSR Act in connection with the transactions contemplated by this Agreement.  In connection with such undertakings, Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approval.  Purchaser and the Company shall execute and deliver both before and after each Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters.

(b)Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case, subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approval.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1.  Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by Law, with copies of written communications received by it or its Subsidiaries from any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approval.  Neither Purchaser nor the Company shall participate in any substantive meeting with any Governmental Entity in respect of the transactions contemplated by this Agreement, including obtaining the Anti-Trust Approval unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat.

3.2Composition of Board of Directors

.  The Company and Purchaser agree that, in accordance with the Certificate of Incorporation and the Certificate of Designations, holders of Preferred Shares shall have the right to elect directors as set forth in Exhibit D hereto.

3.3Permitted Offering; Preparation of Registration Statement

.

(a)As promptly as practicable after the date of this Agreement, the Company shall prepare, in consultation with Purchaser, and file with the SEC the Registration Statement (which Registration Statement shall be filed on Form S-3 if the Company is eligible to file the Registration Statement on Form S‑3 instead of Form S‑1, and shall otherwise be on Form S-1) in connection with the registration under the Securities Act of the issuance of the shares of Preferred Stock to be issued (if any) in connection with the Permitted Offering.  The Company shall consummate the Permitted Offering in accordance with the terms and conditions set forth on Schedule I hereto as promptly as practicable after the date of this Agreement, and shall use its reasonable best efforts to:

(1)ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act;

(2)promptly furnish in writing all information concerning the Company that is required by applicable Law to be included in the Registration Statement so as to enable the Company to comply with its obligations under this Section 3.3;

(3)respond as promptly as practicable to any comments of the staff of the SEC (the “Staff”) with respect to the Registration Statement;

(4)cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Permitted Offering and the transactions contemplated by this Agreement;

(5)promptly amend or supplement any information provided by it for use in the Registration Statement if and to the extent that, at any time following its effectiveness and prior to completion of the Permitted Offering, it shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and cause the Registration Statement to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case to the extent required by applicable Law; and

(6)otherwise cause the Permitted Offering to be conducted in all material respects in accordance with applicable Law, the rules of the New York Stock Exchange, the Certificate of Incorporation or the Bylaws.

(b)Purchaser shall use its respective reasonable best efforts to promptly furnish in writing all information concerning Purchaser that is required by applicable Law to be included in the Registration Statement so as to enable the Company to comply with its obligations under this Section 3.3;

(c)Each of the Company and Purchaser and their respective counsel shall be given a reasonable opportunity to review and comment on the Registration Statement each time before any such document is filed with the SEC or mailed to the Company’s stockholders (it being understood that each of the Company and Purchaser and their respective counsel shall provide any comments thereon as soon as reasonably practicable), and each party shall give reasonable and good faith consideration to any comments made by the other party and its counsel.  Each of the Company and Purchaser shall notify each other promptly of the receipt of any comments from the Staff and of any request by the Staff for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the Staff, on the other hand, with respect to the Registration Statement, the Permitted Offering, this Agreement or the transaction contemplated hereby, and (ii) all orders of the SEC relating to the Registration Statement.

(d)Purchaser shall not, and shall cause its Affiliates to not, exercise any subscription rights to purchase Preferred Stock offered to any of them pursuant to the Permitted Offering, and promptly following the date hereof and in any event prior to the First Closing, Purchaser shall deliver an irrevocable undertaking to such effect from each of its Affiliates that holds shares of Common Stock in the Company.

3.4Reasonable Best Efforts to Close

.  During the Pre-Closing Period, each of the Company and Purchaser will use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Laws so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate reasonably with the other party hereto to that end.

3.5Authorized Common Stock

.  At any time that any Shares are outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized share capital of the Company to include a number of authorized but unissued shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of all Shares then issued and outstanding.  All shares of Common Stock delivered upon conversion of the Shares shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and free and clear of any Liens (other than Liens incurred by Purchaser, Liens arising under this Agreement or the Stockholders Letter Agreement or restrictions arising under applicable securities Laws).

3.6Certain Adjustments

.  During the Pre-Closing Period, the Company shall not effect any transaction that would have resulted in an adjustment to the Conversion Price (as defined in the Certificate of Designations) pursuant to Section 10(f) of the Certificate of Designations if the Shares had been issued since the date hereof.

3.7NYSE Listing of Shares

.  To the extent it has not already done so, the Company shall promptly apply to cause the shares of Common Stock issuable upon the conversion of the Shares to be approved for listing on the NYSE, subject to official notice of issuance.  The Company may, at its option, seek to list the Shares on the NYSE; provided, however, the Company shall not, and shall not seek to, list the Shares on any securities exchange other than the NYSE without the prior written consent of a majority of the Preferred Stock Directors (as defined in the Certificate of Designations).

3.8State Securities Laws

.  During the Pre-Closing Period, the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country prior to the offer and sale of Shares and the shares of Common Stock issuable upon the conversion of the Shares and (b) cause such authorization, approval, permit or qualification to be effective as of the First Closing and, as to the shares of Common Stock issuable upon conversion of the Shares, as of any such conversion.

3.9Negative Covenants

.  During the Pre-Closing Period, except as required by applicable Law, as required by the Transaction Documents or in connection with the Permitted Offering or consented to by Purchaser (not to be unreasonably withheld, conditioned or delayed) or any of its representatives on the Board of Directors, (x) the Company and its Subsidiaries shall use reasonable best efforts to operate their businesses in the ordinary course consistent with past practice, and (y) shall not:

(a)declare, or make payment in respect of, any dividend or other distribution upon any shares of the Company;

(b)redeem, repurchase or acquire any shares of the Company or any of its Subsidiaries, other than (i) repurchases of shares (A) approved by the Board of Directors and publicly announced prior to the date hereof, (B) made in an “open market” transaction at the then-prevailing price or through an “accelerated share repurchase” on customary terms or (C) from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice pursuant to any of the Company’s agreements or plans in effect as of the date hereof and (ii) shares withheld on the vesting of employee stock awards;

(c)authorize, issue or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into shares, of the Company or any Company Subsidiary other than (i) the authorization and issuance of the Shares and (ii) issuances pursuant to any of the Company’s agreements or plans in effect as of the date hereof of shares, or securities exercisable for, exchangeable for or convertible into shares, of the Company to (A) officers or directors of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) non-officer employees of the Company or any of its Subsidiaries;

(d)amend or otherwise change, or waive any provision of, the Certificate of Incorporation (as modified by the Certificate of Designations) or the Bylaws or any organizational document of any Company Subsidiary, including as a result of a merger, amalgamation, consolidation or other similar or extraordinary transaction;

(e)sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries, except pursuant to existing agreements or for sales of products in the ordinary course of business consistent with past practice;

(f)make any material loans or material advances of money to any Person (other than the Company and its Subsidiaries), except for (i) loans made pursuant to any Plan, (ii) advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice or (iii) trade credit extended to customers, franchisees and other business counterparties in the ordinary course of business consistent with past practice; or

(g)authorize or enter into a contract or otherwise make any commitment to do any of the foregoing.

Article IV

ADDITIONAL AGREEMENTS

4.1Transfer Restrictions

.

(a)For a period of one (1) year following the First Closing, Purchaser shall not Transfer any Share or any share of Common Stock issued upon conversion of any Share, except as otherwise permitted pursuant to the terms and conditions of this Agreement, including Section 4.1(b), the Stockholders Letter Agreement and the Certificate of Designations.

(b)Notwithstanding anything to the contrary in Section 4.1(a), Purchaser shall be permitted to Transfer all or any portion of its Shares, or shares of Common Stock issued upon conversion of any Shares at any time under the following circumstances:

(1)Transfers to any Permitted Transferee, but only if such Permitted Transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Section 4.1 and the Stockholders Letter Agreement with respect to the Shares and the shares of Common Stock issuable upon conversion thereof;

(2)Transfers pursuant to an amalgamation, merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction entered into by the Company or any transaction resulting in a Change of Control (as defined in the Certificate of Designations); or

(3)Transfers that have received Unaffiliated Director Consent.

(c)In addition, from and after the date hereof, neither Purchaser nor any Permitted Transferee thereof may Transfer any Share or any share of Common Stock issued upon conversion thereof at any time without Unaffiliated Director Consent to any Activist Investor who would, upon the consummation of such Transfer, beneficially own five percent (5%) or more of the outstanding shares of Common Stock on an as-converted basis; provided, however, that the foregoing shall not restrict (x) underwritten offerings or underwritten block trades in which Purchaser instructs the managing underwriter(s) not to transfer any Share or any share of Common Stock issued upon conversion thereof to any transferee that would be known to violate this Section 4.1(c) and (y) ordinary brokerage transactions.

(d)Notwithstanding anything to the contrary in this Agreement or otherwise, “Transfer” shall not include, and this Section 4.1 shall not prohibit, any Lien on any Share or any share of Common Stock issued upon conversion thereof, or any exercise of remedies with respect to any of the foregoing, pursuant to (i) one or more credit facilities of Purchaser or any of its Affiliates, so long as (A) Purchaser shall provide written notice to the Company if any event of default pursuant to any such credit facility occurs which results in any lender thereunder becoming entitled (with the provision of notice, lapse of time, or both) to foreclose on such collateral, (B) any such credit facility provides that the Company will be entitled to redeem any Share or share of Common Stock issued upon conversion thereof, within twenty (20) business days following notice to the Company of such foreclosure, for a redemption price equal to the greater of (x) the Accreted Liquidation Preference (including any Accretion Amount) (each as defined in the Certificate of Designations) as of the close of business on the date immediately prior to such notice and (y) the market value of the as-converted Common Stock (determined as the average closing price of the shares of Common Stock over the five (5) trading days immediately preceding such notice); provided that if any such Share has been converted to Common Stock prior to such notice then the redemption price shall only be calculated in accordance with the foregoing clause (y), and (C) any such credit facility provides that any lender thereunder will not be entitled to exercise any right pursuant to this Section 4.1, including in the event of any such foreclosure, or (ii) any back leverage financing, so long as any such financing provides that any lender thereunder will not be entitled to exercise any right pursuant to this Section 4.1, including in the event of any foreclosure.

(e)Any attempted Transfer in violation of this Section 4.1 shall be null and void ab initio and the Company shall not be required to give any effect thereto.

4.2Legend

.

(a)Purchaser agrees that all certificates or other instruments representing the Shares subject to this Agreement (or the shares of Common Stock issuable upon conversion thereof) will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JUNE 10, 2020, AND A STOCKHOLDERS LETTER AGREEMENT, DATED AS OF [ ● ], 2020, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)Upon request of Purchaser (or any Permitted Transferee), following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate to be transferred in accordance with the terms hereof.  Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

4.3 Tax Matters

.  The Company shall pay any and all documentary, stamp and similar issue or transfer tax due on (a) the issuance of the Shares or (b) the issuance of shares of Common Stock upon conversion of the Shares.  However, in the case of conversion of Shares, the Company shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or Preferred Stock in a name other than that of the holder of the shares to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

4.4Survival

.  Except in the case of actual fraud (involving scienter) in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder, the representations and warranties of the parties contained in Article II hereof shall not survive, and shall terminate automatically as of, the First Closing or the Second Closing with respect to the Shares purchased at such Closing, as applicable, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the First Closing or the Second Closing with respect to the Shares purchased at such Closing, as applicable, on the part of any party, its Affiliates or any of their respective representatives.  All other covenants and agreements of the parties contained herein shall survive the First Closing and the Second Closing, as applicable, in accordance with their terms.

Article V

MISCELLANEOUS

5.1Expenses

.  At each of the First Closing and the Second Closing, the Company shall pay the reasonable and documented fees and expenses of Purchaser incurred on or prior to the First Closing Date or the Second Closing Date, as applicable, in connection with the consummation of the transactions contemplated herein, in an aggregate amount not to exceed $5,500,000 (the “Expense Cap”).

5.2Amendment; Waiver

.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The conditions to each party’s obligation to consummate each Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.  No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. All decisions of the Board of Directors pertaining to the exercise or waiver of any Company rights under this Agreement (including, but not limited to, any amendment or waiver granted hereunder, the waiver of any conditions to the Company’s obligation to effect the First Closing or Second Closing, the exercise of termination rights or any exercise of any rights hereunder, including initiation of any action for specific performance) shall be determined solely by Unaffiliated Director Consent.

5.3Counterparts; Electronic Transmission

.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state Laws based on the Uniform Electronic Transactions Act.  Neither party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto.

5.4Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.  Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in the State of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts.  Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.  Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.  Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court.  Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 5.5 shall be deemed effective service of process on such Person.  AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

5.5Notices

.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be either personally delivered, or sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the parties at the applicable address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)If to Purchaser:

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2S1
Attn:Kosty Gilis
E-mail:kgilis@onex.com

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 100
Washington, D.C. 20004
Attn:Paul Sheridan

Bradley Faris

E-mail:paul.sheridan@lw.com

bradley.faris@lw.com

(b)If to the Company:

Emerald Holding, Inc.

100 Broadway

New York, NY 10005
Attn:Mitch Gendel
E-mail:mitch.gendel@emeraldx.com

with a copy to (which copy alone shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attn:Ethan A. Klingsberg

Paul M. Tiger
E-mail:ethan.klingsberg@freshfields.com

paul.tiger@freshfields.com
and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:Daniel Bursky
David Shaw
E-mail:daniel.bursky@friedfrank.com
david.shaw@friedfrank.com

5.6Entire Agreement

.  This Agreement (including the Exhibits hereto and the documents and instruments referred to in this Agreement), constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and transactions contemplated hereby.

5.7Assignment

.  Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that (a) subject to clause (b), Purchaser may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, and (b) in the event of such assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned; provided, further, that no such assignment will relieve Purchaser of its obligations hereunder with respect to any remaining Closing.

5.8Interpretation

.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:

(a)the word “or” is not exclusive;

(b)the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York or Toronto, Canada generally are authorized or required by law or other governmental action to close.

5.9Captions

.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.10Severability

.  If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11No Third Party Beneficiaries

.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

5.12Public Announcements

.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement (other than disclosure required to be made with respect to the Permitted Offering, which shall be made in accordance with Section 3.2), and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.  Notwithstanding the foregoing, this Section 5.12 shall not apply to any press release or other public statement made by the Company or Purchaser (a) which is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

5.13Specific Performance

.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

5.14Termination

.

(a)This Agreement may only be terminated prior to the First Closing:

i.	by mutual written agreement of the Company and Purchaser;
ii.	by the Company or Purchaser, upon written notice to the other parties if the First Closing has not occurred by July 31, 2020; provided, however that the right to terminate this Agreement pursuant to this Section 5.14(a)(ii) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the principal cause of, or shall have primarily resulted in, the failure of the First Closing to occur on or prior to such date;

iii.

by notice given by the Company to Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Purchaser in this Agreement such that the conditions in Section 1.4(d) would not be satisfied and which have not been cured by Purchaser thirty (30) days after receipt by Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or

iv.

by notice given by Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.4(c) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from Purchaser requesting such inaccuracies or breaches to be cured.

(b)The parties’ obligations to effect the Second Closing pursuant to this Agreement may only be terminated following the First Closing and prior to the Second Closing:

i.	by mutual written agreement of the Company and Purchaser;
ii.

by notice given by the Company to Purchaser, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by Purchaser in this Agreement such that the conditions in Section 1.4(d) would not be satisfied and which have not been cured by Purchaser thirty (30) days after receipt by Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or

iii.

by notice given by Purchaser to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.4(c) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from Purchaser requesting such inaccuracies or breaches to be cured.

5.15Effects of Termination

.

(a)In the event of any termination of this Agreement prior to the First Closing in accordance with Section 5.14(a), neither party (or any of its Affiliates) shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of this Agreement, except to the extent of any actual fraud (involving scienter) in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder or intentional or willful breach of this Agreement prior to such termination.  In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except (x) as set forth in the preceding sentence and (y) that the provisions of Sections 5.2 to 5.13 (Amendment, Waiver; Counterparts, Electronic Transmission; Governing Law; Waiver of Jury Trial; Notices; Entire Agreement, Assignment; Interpretation; Captions; Severability; No Third Party Beneficiaries; Public Announcements; and Specific Performance), Section 5.16 (Non-Recourse) and Section 5.17 (Definitions) shall survive the termination of this Agreement.

(b)In the event of the termination of the parties’ obligations to effect the Second Closing pursuant to this Agreement following the First Closing in accordance with Section 5.14(b), (i) the parties’ obligations under Sections 1.1(b), 1.3, 3.3 and 3.9 shall be null and void and of no further force or effect, (ii) all other provisions of this Agreement shall remain in full force and effect, and (iii) no party shall have any liability or obligation to the other (or any of its Affiliates) under or in respect of such Sections or with respect to the Second Closing generally, except to the extent of any actual fraud (involving scienter) in the making of the representations and warranties set forth in this Agreement or in any certificate delivered hereunder or intentional or willful breach of this Agreement with respect thereto prior to such termination.

5.16Non-Recourse

.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, including permitted assignees and successors, or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to Purchaser, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

5.17Definitions

.

(a)As used herein, the following terms have the meanings ascribed thereto below:

“Activist Investor” means, as of the date of any proposed Transfer, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of Purchaser, is an Affiliate of any such Person on such list.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (except for the purposes of Sections 5.15 and 5.16, such portfolio companies shall be deemed Affiliates), or (ii) the Company, any of its Subsidiaries, or

any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of Purchaser for purposes of this Agreement.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Code” means the United Stated Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur:  (i) any change in the Company’s stock price or trading volume on the NYSE, (ii) any failure by the Company to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (iii) any Effect that results from changes affecting the industry in which the Company operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global credit, financial or capital markets conditions, (iv) any Effect caused by the negotiation, execution or announcement of the transactions contemplated by this Agreement or the other Transaction Documents, or the identity of Purchaser or any of its Affiliates as Purchaser in connection with the transactions contemplated by this Agreement, (v) political conditions, including acts of war or terrorism, or natural disasters or any direct or indirect consequence of any pandemic or epidemic, including outbreaks or additional waves of outbreaks of any contagious diseases (including COVID-19 or any variation thereof) (such pandemics or epidemics, the “Pandemic Matters”), (vi) any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Purchaser, (vii) changes in GAAP or other accounting standards (or any interpretation thereof), (viii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof or (ix) matters relating to insurance coverage for Pandemic Matters with respect to the Company, including any determination, dispute, availability, disbursement or non-disbursement or failure of the Company to receive all or any portion of proceeds from the applicable insurers for filed claims under the Company’s event cancellation insurance policy; provided, however, that (A) the exceptions in clause (i) and (ii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Company Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, a Company Material Adverse Effect and (B) with respect to clauses (iii), (v), (vii) and (viii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent such Effects disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as the Company and its Subsidiaries.

“Company Subsidiary” means any Subsidiary of the Company.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of May 22, 2017, among, Emerald Expositions Holding, Inc, a Delaware corporation and Company Subsidiary, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

“Effect” means any change, event, effect, development or circumstance.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

“Existing RRA” means the Registration Rights Agreement, dated as of July 19, 2013, among the Company, Onex American Holdings II LLC, Expo EI LLC, Expo EI II LLC, Onex US Principals LP, Onex Advisor III LLC, Onex Partners III LP, Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III GP LP.

“Existing SHA” means the Amended and Restated Stockholders’ Agreement, dated as of April 27, 2017, by and among the Company and the stockholders party thereto.

“First Closing Purchase Price” means the purchase price payable by Purchaser to the Company in respect of the First Closing Shares (which shall be equal to the product of (i) the aggregate number of First Closing Shares and (ii) $5.60).

“Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Knowledge of the Company” means the actual knowledge of one or more of the Company’s chief executive officer, chief financial officer, and general counsel.

“Law” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

“Permitted Offering” means the offering of shares of Preferred Stock, in accordance with the terms and conditions set forth on Schedule I hereto, solely to existing holders of the Common Stock, pro rata in accordance with their existing ownership percentages, at a price per share of Preferred Stock of $5.60.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person or (iii) any investment fund, vehicle or similar entity of which the first specified Person, or any Affiliate, advisor or manager of the first specified Person serves as a general partner, manager or advisor, or any successor entity of the Persons described in this clause (iii).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Plan” means (i) any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) maintained for employees of the Company or of any member of a “controlled group,” as such term is defined in Section 414 of the Code, of which the Company or any of its Subsidiaries is a part, or any such employee pension benefit plan to which the Company or any of its Subsidiaries is required to contribute on behalf of its employees, and any other employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; or (ii) any compensation, retirement, medical, vision, insurance, severance or other benefit plan, policy, program, agreement or arrangement, including any employment, change in control, bonus, equity-based compensation, retention or other similar plan, policy, program, agreement or agreement, in each case, that the Company or any of its Subsidiaries, maintains, sponsors, contributes to, is required to contribute to, is a party to, or as to which the Company or any of its Subsidiaries otherwise has any obligation or liability, contingent or otherwise, in respect of its current or former employees; in each case, excluding any compensation or benefit arrangement maintained by a Governmental Entity.

“Pre-Closing Period” means the period commencing on the date hereof and terminating on the earliest to occur of (a) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (b) the Second Closing Date and (c) the termination of this Agreement in accordance with the provisions hereof.

“Registration Statement” means a registration statement on Form S-1 or Form S‑3 (as applicable) pursuant to which the issuance of the shares of Preferred Stock and underlying Common Stock offered in the Permitted Offering will be registered pursuant to the Securities Act, together with any amendments or supplements thereto.

“Second Closing Purchase Price” means the aggregate purchase price payable by Purchaser to the Company in respect of the Second Closing Shares (which shall be equal to the product of (i) the aggregate number of Second Closing Shares (if any) and (ii) $5.60).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Stockholders Letter Agreement and the Registration Rights Agreement.

“Transfer” by any Person means, directly or indirectly, to (i) sell, transfer, assign, pledge, encumber, hypothecate, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act or similarly dispose of, either voluntarily or involuntarily, any securities owned by such Person or of any interest (including any voting interest) in any securities owned by such Person, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any subject securities, for cash or otherwise.

“Unaffiliated Director Consent” shall mean the consent or approval of a majority of (i) the members of the Board of Directors who are not employees of the Company or any of its Subsidiaries and who are unaffiliated with and otherwise independent of Purchaser or (ii) a committee of the Board of Directors comprised solely of such directors.

(b)As used herein, the following terms are defined in the Section of this Agreement set forth after such term below:

Term	Location of Definition
Agreement	Preamble
Anti-Trust Approval	Section 3.1(a)
Applicable Matters	Section 5.4
Board of Directors	Section 2.1(c)(1)
Bylaws	Section 2.1(a)(1)
Certificate of Designations	Recitals
Certificate of Incorporation	Section 2.1(a)(1)
Chosen Court	Section 5.4
Closing Dates	Section 1.3
Closings	Section 1.4(a)
Common Stock	Section 2.1(b)(1)
Company	Preamble
Company Options	Section 2.1(b)(1)
Company RSUs	Section 2.1(b)(1)
Exchange Act	Section 2.1
Expense Cap	Section 5.1
First Closing	Section 1.2(a)
First Closing Date	Section 1.2(a)
First Closing Shares	Section 1.1
GAAP	Section 2.1(f)(4)
HSR Act	Section 3.1(a)
Non-Recourse Party	Section 5.16
NYSE	Section 1.4(c)(6)
Pandemic Matters	Definition of Company Material Adverse Effect
Preferred Stock	Recitals
Purchaser	Preamble

Term	Location of Definition
Purchaser Election	Section 3.1(a)
Registration Rights Agreement	Section 1.2(b)(1)
SEC	Section 2.1(a)(2)
SEC Documents	Section 2.1(f)(1)
Second Closing	Section 1.3
Second Closing Date	Section 1.3
Second Closing Shares	Section 1.1
Securities Act	Section 2.1
Shares	Section 1.1
Staff	Section 3.3(a)(3)
Stockholders Letter Agreement	Section 1.2(b)(1)

*****

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

EMERALD HOLDING, INC.

By:
Name:
Title:

[Signature Page to Investment Agreement]

ONEX PARTNERS V LP

By:  Onex Partners V GP LP

Its:  General Partner

By:  Onex Partners V GP Limited

Its:  General Partner

By:
Name:

Title:

[Signature Page to Investment Agreement]

Schedule I

Terms and Conditions for the Permitted Offering

The Company shall launch the Permitted Offering as promptly as practicable after the date of the Agreement in accordance with Section 3.3 and shall consummate the Permitted Offering in accordance with the terms of the Agreement and the following additional terms and conditions:

1.

Nature of Rights Offered: The Company will offer to all existing holders of Common Stock as of the record date for the Permitted Offering, which shall be ten (10) days following written notice of the Permitted Offering to the Company’s stockholders in accordance with NYSE Rule 703.03, at no charge a non-transferable right to purchase one (1) share of Preferred Stock per share of Common Stock at a price per share of Preferred Stock of $5.60.  The shares of Preferred Stock issued in the Permitted Offering shall be subject to the terms and conditions set forth in the Certificate of Designations.

2.

Size of the Offering: The aggregate offering amount of the Permitted Offering shall be an amount equal to the difference of (a) $400,000,000 and (b) the First Closing Purchase Price.  There will be no oversubscription or “take up” right included in the Permitted Offering that would allow a Person to purchase unsubscribed amounts.

3.	Offer Period: The Permitted Offering shall remain open for a period of sixteen (16) calendar days.
4.	Other Terms: The Permitted Offering shall have such other customary terms and conditions as reasonably determined by the Company in consultation with Purchaser.

[Final Form]

EXHIBIT A

Form of Certificate of Designations

[See Attached]

Emerald Holding, Inc.

Certificate of Designations

Series A Convertible Participating Preferred Stock

[ ● ], 2020

		Page
Section 1.	Definitions	1
Section 2.	Rules of Construction	12
Section 3.	The Convertible Preferred Stock	13
(a)	Designation; Par Value	13
(b)	Number of Authorized Shares	13
(c)	Form, Dating and Denominations	13
(d)	Delay When Payment Date is Not a Business Day	14
(e)	Register	14
(f)	[Intentionally omitted.]	14
(g)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	14
(h)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption	16
(i)	Status of Retired Shares	17
(j)	Replacement Certificates	17
(k)	Registered Holders	17
(l)	Cancellation	17
(m)	Shares Held by the Company or its Subsidiaries	17
(n)	Outstanding Shares	17
(o)	Notations and Exchanges	18
Section 4.	Ranking	19
Section 5.	Accreting Return	19
(a)	Generally	19
(b)	Participating Dividends	20
Section 6.	Rights Upon Liquidation, Dissolution or Winding Up	21
(a)	Generally	21
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	22
Section 7.	Right of the Company to Redeem the Convertible Preferred Stock	22
(a)	No Right to Redeem Before the Redemption Trigger Date	22
(b)	Right to Redeem the Convertible Preferred Stock on or After Redemption Trigger Date	22
(c)	Right to Redeem the Convertible Preferred Stock in the Event of a Change of Control before Redemption Trigger Date	22
(d)	Redemption Prohibited in Certain Circumstances	22
(e)	Redemption Date	22
(f)	Redemption Price	22
(g)	Redemption Notice	23
(h)	Payment of the Redemption Price	23
Section 8.	Right of Holders upon a Change of Control	23
(a)	Generally	23
(b)	Funds Legally Available for Payment of Change of Control Repurchase Price; Covenant Not to Take Certain Actions	24
(c)	Change of Control Repurchase Date	24

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Certificate of Designations

Series A Convertible Participating Preferred Stock

On June 10, 2020, the Board of Directors of Emerald Holding, Inc., a Delaware corporation (the “Company”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, adopted the following resolution:

RESOLVED that, pursuant to the authority vested in the Board of Directors in the Certificate of Incorporation, and in accordance with the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Participating Preferred Stock,” and having a par value of $0.01 per share and an initial number of authorized shares equal to 71,446,346, is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Definitions

.

“Accreted Liquidation Preference” means, with respect to each share of Convertible Preferred Stock, an amount initially equal to the Liquidation Preference per share of Convertible Preferred Stock; and as of any particular date an amount equal to the initial Liquidation Preference as adjusted pursuant to Section 5(a)(ii)(1).

“Accretion Amount” has the meaning set forth in Section 5(a)(i)(1).

“Activist Investor” means, as of the date of a proposed transfer of any shares of Convertible Preferred Stock or shares of Common Stock issuable upon conversion thereof in accordance with Section 3(g), any Person identified on the most recently available “SharkWatch 50” list (or, if the “SharkWatch 50” list is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of the transferor, is an Affiliate of any Person on such list.

“Adjusted EBITDA” means the Company’s “Adjusted EBITDA” as reported in the Company’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, as applicable at the time of the relevant measurement, as adjusted to reflect the pro forma effect of any acquisitions or dispositions by the Company or its Subsidiaries during the applicable period.

“Affiliate” has the meaning set forth in Rule 144.

“Aggregate Accreted Liquidation Preference” means, with respect to any Holder as of any particular date, the product of (i) the total number of shares of Preferred Stock held by such Holder as of such date (or, in the case of a partial Redemption or partial Conversion, the number of shares being redeemed or converted) to which any Redemption or Conversion applies and (ii) the Accreted Liquidation Preference.

“Board of Directors” means the Company’s board of directors or a committee of such

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board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Company’s Second Amended and Restated Bylaws, as the same may be amended or modified from time to time.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended to date, as the same may be further amended, supplemented or restated.

“Change of Control” means any of the following events:

(a)a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or Onex Partners V Stockholders or any Affiliates of Onex Partners V Stockholders, becoming the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or

(b)the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Person or Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Change of Control pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event that satisfies the descriptions

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set forth in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Change of Control Notice” has the meaning set forth in Section 8(e).

“Change of Control Repurchase Date” means the date fixed, pursuant to Section 8(c), for the repurchase of any Convertible Preferred Stock by the Company pursuant to a Repurchase Upon Change of Control.

“Change of Control Repurchase Notice” means a notice (including a notice substantially in the form of the “Change of Control Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 8(f)(i) and Section 8(f)(ii).

“Change of Control Repurchase Price” means the cash price payable by the Company to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Change of Control, calculated pursuant to Section 8(d).

“Change of Control Repurchase Right” has the meaning set forth in Section 8(a).

“Change of Control Trigger Date” means the first date from and after the Initial Issue Date on which no “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owns in excess of fifty percent (50%) of the Common Stock on an as-converted basis.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Company, subject to Section 10(i).

“Common Stock Change Event” has the meaning set forth in Section 10(i)(i).

“Common Stock Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion or an Optional Conversion after receipt of a Redemption Notice if:

(a)each share of Common Stock to be issued upon such Mandatory Conversion of any share of Convertible Preferred Stock or that may be issued upon such Optional Conversion of any share of Convertible Preferred Stock that is subject to such Redemption (i) will, when issued, be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on The New York Stock Exchange; and

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(b)(i) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (a)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange.

“Common Stock Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Company” means Emerald Holding, Inc., a Delaware corporation.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.

“Conversion Notice” means a notice substantially in the form of the “Conversion Notice” set forth in Exhibit A.

“Conversion Price” initially means $3.52; provided, however, that the Conversion Price is subject to adjustment pursuant to Sections 10(f) and 10(g).  Each reference in this Certificate of Designations to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Deemed Liquidation Event” has the meaning set forth in Section 6(a).

“Degressive Issuance” has the meaning set forth in Section 10(f)(i)(2).

“Depositary” means The Depository Trust Company or its successor.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of distributions (without regard to whether or not distributions accumulate cumulatively).

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“Dividend Payment Date” means each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock.

“Dividend Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively).

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a)in the case of the issuance or sale of shares of Common Stock, the value of the consideration received by the Company for such shares, expressed as an amount per share of Common Stock; and

(b)in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i)numerator is equal to the sum, without duplication, of (x) the value of the aggregate consideration received by the Company for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire all of the shares of Common Stock underlying such Equity-Linked Securities; and

(ii)denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w)for purposes of clauses (a) and (b)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company or any of its Affiliates in connection with such issuance or sale (excluding any other fees or expenses incurred by the Company or any of its Affiliates) will be added to the aggregate consideration referred to in such clause;

(x)for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 10(f)(i)(2) and without affecting any prior adjustments theretofore made to the Conversion Price, an issuance of additional Equity-Linked Securities;

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(y)for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z)the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share (s) of Convertible Preferred Stock.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any Capital Stock.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means (a) the Company’s issuance of any securities as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (b) the Company’s issuance or grant of shares of Common Stock, options to purchase shares Common Stock, or any other form of equity-based or equity-related awards (including restricted stock units), to employees, prospective employees who have accepted an offer of employment, directors or consultants of the Company or any of its Subsidiaries pursuant to plans that have been approved by a majority of the independent members of the Board of Directors or that exist as of the Initial Issue Date; (c) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Initial Issue Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Initial Issue Date; (d) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board of Directors; and (e) the Company’s issuance of the Convertible Preferred Stock and any shares of Common Stock upon conversion of the Convertible Preferred Stock. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

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“Fair Market Value” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10(f)(i)(2).

“GAAP” means the generally accepted accounting principles in the United States.

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Act Trigger Date” means the date of expiration or early termination of the applicable waiting period under the HSR Act applicable to the Onex Partners V Stockholders.

“Indebtedness” means (i) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (iv) all securitization or similar facilities of the Company or any of its Subsidiaries and (v) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing selected by the Company; provided, however, that such firm or consultant is not an Affiliate of the Company.

“Initial Issue Date” means [ ● ], 2020.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects.

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“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

“Liquidation Preference” means five dollars and sixty cents ($5.60) per share of Convertible Preferred Stock.

“Liquidation Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

“Mandatory Conversion” has the meaning set forth in Section 10(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 10(c)(i) and 10(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 10(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Company sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 10(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 10(c)(i).

“Mandatory Conversion Threshold Price Percentage” means one hundred and seventy-five percent (175%).

“Mandatory Conversion Trigger Date” means the date that is the three (3)-year anniversary of the Initial Issue Date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, General

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Counsel, the Secretary or any Vice-President of the Company (which in any case may be on an interim basis).

“Onex Partners V Stockholders” means the Purchaser (as defined in the Investment Agreement, dated June 10, 2020, by and among the Company and the other Persons party thereto).

“Open of Business” means 9:00 a.m., New York City time.

“Open Seats” has the meaning set forth in Section 9(a)(i).

“Optional Conversion” means the conversion of any Convertible Preferred Stock other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(d)(ii) for such conversion are satisfied.

“Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Preferred Percentage” means, as of the applicable measurement date, a percentage equal to (i) the aggregate number of shares of Common Stock issuable upon the conversion of all of the then-outstanding shares of Convertible Preferred Stock divided by (ii) the sum of (a) the aggregate number of then-outstanding shares of Common Stock plus (b) the aggregate number of shares of Common Stock issuable upon the conversion of all of the then-outstanding shares of Convertible Preferred Stock.

“Preferred Stock Director” has the meaning set forth in Section 9(a)(i).

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” means the repurchase of any Convertible Preferred Stock by the Company pursuant to Section 7.

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“Redemption Date” means the date fixed, pursuant to Section 7(e), for the settlement of the repurchase of the Convertible Preferred Stock by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 7(g).

“Redemption Notice Date” means, with respect to a Redemption of the Convertible Preferred Stock, the date on which the Company sends the related Redemption Notice pursuant to Section 7(g).

“Redemption Price” means the consideration payable by the Company to repurchase any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 7(f).

“Redemption Trigger Date” means the date that is the six (6)-year anniversary of the Initial Issue Date.

“Reference Property” has the meaning set forth in Section 10(i)(i).

“Reference Property Unit” has the meaning set forth in Section 10(i)(i).

“Register” has the meaning set forth in Section 3(e).

“Repurchase Upon Change of Control” means the repurchase of any Convertible Preferred Stock by the Company pursuant to Section 8.

“Requisite Stockholder Approval” means the stockholder approval contemplated by the listing rules of the New York Stock Exchange with respect to the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock in excess of the limitations imposed by such rules; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of The New York Stock Exchange, approval is no longer required for the Company to settle all conversions of the Convertible Preferred Stock in shares of Common Stock without regard to Section 10(f) or Section 10(g), as applicable.

“Return Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31st, June 30th, September 30th and December 31 of each year, beginning on September 30, 2020 (or beginning on such other date specified in the Certificate representing such share).

“Return Period” means, in the case of each Return Period, from, and including, a Return Payment Date (or in the case of the first Return Period, from, and including, the Initial Issue Date) to, but excluding, the next Return Payment Date.

“Return Rate” means seven percent (7.0%) per annum.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

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“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 10(i)(ii).

“Total Number of Directors” means, at any given time, the total number of directors comprising the Board of Directors (including any unfilled vacancies on the Board of Directors at such time).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Computershare Trust Company N.A. or its successor.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as reported on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor).

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“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Rules of Construction

. For purposes of this Certificate of Designations:

“or” is not exclusive;

“including” means “including without limitation”;

“will” expresses a command;

the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

“herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

The Convertible Preferred Stock

.

Designation; Par Value

. A series of stock of the Company titled the “Series A Convertible Participating Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.01 per share.

Number of Authorized Shares

. The total authorized number of shares of Convertible Preferred Stock is seventy-one million, four hundred forty-six thousand, three hundred and forty-six (71,446,346); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

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Form, Dating and Denominations

.

Form and Date of Certificates Representing Convertible Preferred Stock. Each Certificate representing any Convertible Preferred Stock may bear notations, legends or endorsements required by law, stock exchange rule or usage, the Investment Agreement or the Depositary.

(i)Certificates.

Generally. The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures.

Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

Registration Numbers. Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(b)Delay When Payment Date is Not a Business Day.  If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

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(c)Register

. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive, and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

[Intentionally omitted.]

Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions

.

Provisions Applicable to All Transfers and Exchanges.

Generally. Subject to this Section 3(g) and any other contractual restrictions on transfers of the Convertible Preferred Stock by any Holder thereof, Convertible Preferred Stock represented by any Certificate may be transferred or exchanged from time to time, and the Company will cause each such transfer or exchange to be recorded in the Register.

No Service Charge; Transfer Taxes. The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(o) not involving any transfer (and, provided, that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock shall be paid and borne by the Company; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 10 shall be paid and borne as provided in Section 11(d)).

No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

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Transfers to Activist Investors Prohibited. Notwithstanding anything to the contrary in this Certificate of Designations, no Holder shall transfer, directly or indirectly (including through any hedging or derivative transactions), without the consent of the Company, any share of Convertible Preferred Stock to any Activist Investor who would beneficially own five percent (5%) or more of the outstanding shares of Common Stock on an as-converted basis after such transfer; provided; however, that the foregoing shall not restrict a transfer in (a) underwritten offerings or underwritten block trades in which such member instructs the managing underwriter(s) not to transfer any shares to any transferee that would be known to qualify as an Activist Investor pursuant to this paragraph and who would beneficially own five percent (5%) or more of the outstanding shares of Common Stock on an as-converted basis after such transfer and (b) ordinary brokerage transactions on the open market where the identity of the transferee is not prearranged.  Any attempted transfer in violation of this Section 3(g)(6) shall be null and void ab initio and the Company shall not be required to give any effect thereto.

Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

that has been surrendered for conversion;

that has been called for Redemption pursuant to a Redemption Notice, except to the extent that the Company fails to pay the related Redemption Price when due; or

as to which a Change of Control Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 8(f), except to the extent that the Company fails to pay the related Change of Control Repurchase Price when due.

Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption

.

Partial Conversions of Certificates and Partial Repurchases of Certificates Pursuant to a Repurchase Upon Change of Control. If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10 or repurchased pursuant to a Repurchase Upon Change of Control, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion or repurchase, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted

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or repurchased, as applicable, which Certificate will be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Repurchase Upon Change of Control or a Redemption. If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10 or repurchased pursuant to a Repurchase Upon Change of Control or a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion or repurchase, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable; and (y) are registered in the name of such Holder.

Status of Retired Shares

. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

Replacement Certificates

. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced.

Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

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Registered Holders

. Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

Cancellation

. The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

Shares Held by the Company or its Subsidiaries

. Without limiting the generality of Section 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

Outstanding Shares

.

Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion or upon their repurchase pursuant to a Repurchase Upon Change of Control or a Redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), (iv) or (v) of this Section 3(n).

Replaced Shares. If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Company has segregated, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding; (2) the Accretion Amount will cease to accumulate on such Convertible Preferred Stock from and after such Redemption Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 7.

Shares to Be Repurchased Pursuant to a Repurchase Upon Change of Control. If, on a Change of Control Repurchase Date, the Company has segregated, solely for the benefit of the applicable Holders, consideration in kind and amount that is sufficient to pay the aggregate Change of Control Repurchase Price due on such date, then (unless there

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occurs a default in the payment of the Change of Control Repurchase Price) (1) the Convertible Preferred Stock to be repurchased on such date will be deemed, as of such date, to cease to be outstanding; (2) the Accretion Amount will cease to accumulate on such Convertible Preferred Stock from and after such Change of Control Repurchase Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Change of Control Repurchase Price as provided in Section 8 and, if applicable, Section 19.

Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding; (2) the Accretion Amount will cease to accumulate on such Convertible Preferred Stock from and after such Conversion Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 and, if applicable, Section 19.

Notations and Exchanges

. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(o) will not impair or affect the validity of such amendment, supplement or waiver.

Ranking

. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Accreting Return

.

Generally

.

Accreting Return.

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Accumulation and Payment of Accretion Amount. The Convertible Preferred Stock will accumulate an accreting return at a rate per annum equal to the Return Rate on the Accreted Liquidation Preference thereof (calculated in accordance with Section 5(a)(i)(2)), regardless of whether or not declared or funds are legally available for their payment (such accreting return that accumulates on the Convertible Preferred Stock pursuant to this sentence, the “Accretion Amount”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(a)(ii)(1)), such Accretion Amount will be payable quarterly in arrears on each Return Payment Date.  The Accretion Amount on the Convertible Preferred Stock will accumulate daily from, and including, the last date on which the Accretion Amount has been paid (or, if no Accretion Amount has been paid, from, and including, the Initial Issue Date) to, but excluding, the next Return Payment Date.

Computation of Accumulated Accretion Amount. The accumulated Accretion Amount will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Accretion Amount on each share of Convertible Preferred Stock will accrue on the Accreted Liquidation Preference of such share as of immediately before the Close of Business on the preceding Return Payment Date (or, if there is no preceding Return Payment Date, on the Initial Issue Date of such share).

Treatment of Accretion Amount on Return Payment Date

.

Generally. Until July 1, 2023, the Accretion Amount will be paid on the Convertible Preferred Stock on each Return Payment Date by adding (without duplication), effective immediately before the Close of Business on such Return Payment Date, to the Accreted Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time, an amount equal to the unpaid Accretion Amount that has accumulated on such share to, but excluding, such Return Payment Date. Such payment and addition will occur automatically, without the need of any action on the part of the Company or any other Person. On and after July 1, 2023, the Company may, at its option, pay the accumulated and unpaid Accretion Amount on the Convertible Preferred Stock in cash on any Return Payment Date; provided, however, if as of the Close of Business on any Return Payment Date, the Company has not paid all or any portion of the  Accretion Amount that has accumulated on the Convertible Preferred Stock in respect of the Return Period ending on, but excluding, such Return Payment Date, then such Accretion Amount (or, if applicable, the portion thereof) not paid in cash will (without duplication) be added, effective immediately before the Close of Business on the related Return Payment Date, to the Accreted Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time.

Construction. Any Accretion Amount which is added to the Accreted Liquidation Preference pursuant to Section 5(a)(ii)(1) will be deemed to be “declared” and “paid” on the Convertible Preferred Stock for all purposes of this Certificate of Designations.

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Participating Dividends

.

Generally. Subject to Section 5(b)(ii), no dividend or other distribution on the Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii)) in respect of one (1) share of Convertible Preferred Stock that is converted pursuant to an Optional Conversion with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

Common Stock Change Events and Stock Splits, Dividends and Combinations. Section 5(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, a Common Stock Change Event, or an event for which an adjustment to the Conversion Price is required pursuant to Section 10(f)(i)(1), as to which Section 10(i) or Section 10(f)(i)(1), respectively, will apply.

Treatment of Participating Dividends Upon Redemption, Repurchase Upon Change of Control or Conversion. If the Redemption Date, Change of Control Repurchase Date or Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Participating Dividend on the Convertible Preferred Stock and on or before the Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption, Repurchase Upon Change of Control or conversion, as applicable, to receive, on or, at the Company’s election, before such Dividend Payment Date, such declared Participating Dividend on such share.

Rights Upon Liquidation, Dissolution or Winding Up

.

Generally

. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily (a “Deemed Liquidation Event”), then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, each Holder of Convertible Preferred Stock will be entitled to receive payment for the greater of the amounts set forth in clause (i) and (ii) below out of the Company’s assets or funds legally available for

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distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

the Aggregate Accreted Liquidation Preference (including any accumulated and unpaid Accretion Amount on such Holder’s shares of Convertible Preferred Stock to, but excluding, the date of such payment); and

the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such Holder’s shares of Convertible Preferred Stock in connection with an Optional Conversion assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

Certain Business Combination Transactions Deemed Not to Be a Liquidation

. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute a Deemed Liquidation Event, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Right of the Company to Redeem the Convertible Preferred Stock

.

No Right to Redeem Before the Redemption Trigger Date

. Subject to Section 7(c), the Company may not redeem the Convertible Preferred Stock at its option at any time before Redemption Trigger Date.

Right to Redeem the Convertible Preferred Stock on or After Redemption Trigger Date

. Subject to the terms of this Section 7, the Company has the right, at its election, to redeem, subject to the right of the Holders to convert the Convertible Preferred Stock pursuant to Section 10 prior to such redemption, all, but not less than all, of the Convertible Preferred Stock, at any time, on a Redemption Date on or after Redemption Trigger Date, for a cash purchase price equal to the Redemption Price specified in Section 7(f).

Right to Redeem the Convertible Preferred Stock in the Event of a Change of Control before Redemption Trigger Date

. Upon a Change of Control, subject to the terms of this Section 7, the Company shall have the right, at its election, to redeem, subject to the right of the Holders

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to convert the Convertible Preferred Stock pursuant to Section 10 prior to such redemption, all, but not less than all, of the Convertible Preferred Stock for a cash purchase price equal to the Redemption Price specified in Section 7(f).

Redemption Prohibited in Certain Circumstances

. The Company will not call for Redemption, or otherwise send a Redemption Notice in respect of the Redemption of, any Convertible Preferred Stock pursuant to this Section 7 unless the Company has sufficient funds legally available to fully pay the Redemption Price in respect of all shares of Convertible Preferred Stock called for Redemption; and (ii) the Common Stock Liquidity Conditions are satisfied and will be satisfied on the Redemption Date.

Redemption Date

. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the Redemption Notice Date for such Redemption.

Redemption Price

.

The Redemption Price for any share of Convertible Preferred Stock to be repurchased in a Redemption pursuant to Section 7(b) is an amount in cash equal to (x) the Accreted Liquidation Preference of such share at the Close of Business on the Redemption Date for such Redemption (including any accumulated and unpaid Accretion Amount on such share) multiplied by (y) (A) if the Redemption Date occurs at any time on or after the six (6)-year anniversary of the Initial Issue Date but prior to the seven (7)-year anniversary of the Initial Issue Date, one hundred five percent (105%), (B) if the Redemption Date occurs at any time on or after the seven (7)-year anniversary of the Initial Issue Date but prior to the eight (8)-year anniversary of the Initial Issue Date, one hundred three percent (103%), or (C) if the Redemption Date occurs at any time on or after the eight (8)-year anniversary of the Initial Issue Date, one hundred percent (100%).

The Redemption Price for any share of Convertible Preferred Stock to be repurchased in a Redemption pursuant to Section 7(c) is an amount in cash equal to (x) the Accreted Liquidation Preference of such share at the Close of Business on the Redemption Date for such Redemption (including any accumulated and unpaid Accretion Amount on such share) plus (y) the amount equal to the net present value (calculated using the Company’s weighted average cost of capital, as computed by an independent appraiser selected by the Company and approved by a majority of the Preferred Stock Directors) of the sum of all Accretion Amounts that would otherwise be payable on such share on and after the applicable Redemption Date to and including the Redemption Trigger Date (and assuming such Accretion Amounts were paid in cash to the extent permitted by this Certificate of Designations).

Redemption Notice

. To call any share of Convertible Preferred Stock for Redemption, the Company must send to the Holder of such share a notice of such Redemption (a “Redemption Notice”). Such Redemption Notice must state:

that such share has been called for Redemption;

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the Redemption Date for such Redemption;

the Redemption Price per share of Convertible Preferred Stock;

that Convertible Preferred Stock called for Redemption may be converted pursuant to Section 10 at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and

the Conversion Price in effect on the Redemption Notice Date for such Redemption.

Payment of the Redemption Price

. The Company will cause the Redemption Price for each share of Convertible Preferred Stock subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date.

Right of Holders upon a Change of Control

.

Generally

. Subject to the other terms of this Section 8, if a Change of Control occurs, then each Holder will have the right, at its election, to (i) convert all, or any whole number of shares that is less than all, of such Holder’s Convertible Preferred Stock in an Optional Conversion pursuant to Section 10(b), or (ii) if such Change of Control occurs after the Change of Control Trigger Date, require the Company to repurchase all, or any whole number of shares that is less than all, of such Holder’s Convertible Preferred Stock on the Change of Control Repurchase Date for such Change of Control for a cash purchase price equal to the Change of Control Repurchase Price (the “Change of Control Repurchase Right”); provided, that, to the extent a Holder exercises its Change of Control Repurchase Right, the Company shall have the right, but not the obligation, prior to repurchasing the shares of Convertible Preferred Stock that are subject to the Change of Control Repurchase Right, to make payment in full of any outstanding and unpaid principal and interest amounts on the Company’s existing Amended and Restated Credit Agreement, dated as of May 22, 2017, as amended.

Funds Legally Available for Payment of Change of Control Repurchase Price; Covenant Not to Take Certain Actions

. Notwithstanding anything to the contrary in this Section 8, but subject to Section 19, (i) the Company will not be obligated to pay the Change of Control Repurchase Price of any shares of Convertible Preferred Stock to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and (ii) if the Company does not have sufficient funds legally available to pay the Change of Control Repurchase Price of all shares of Convertible Preferred Stock that are otherwise to be repurchased pursuant to a Repurchase Upon Change of Control, then (1) the Company will pay the maximum amount of such Change of Control Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of shares of Convertible Preferred Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Change of Control; and (2) the Company will cause all such shares as to which the Change of Control Repurchase Price was not paid to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Change of Control after the

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Change of Control Trigger Date unless the Company has (and will have through the date of payment) sufficient funds legally available to fully pay the maximum aggregate Change of Control Repurchase Price that would be payable in respect of such Change of Control on all shares of Conversion Preferred Stock then outstanding.

Change of Control Repurchase Date

. The Change of Control Repurchase Date for any Change of Control after the Change of Control Trigger Date will be a Business Day of the Company’s choosing that is no more than sixty (60), nor less than thirty (30), calendar days after the date the Company sends the related Change of Control Notice pursuant to Section 8(e).

Change of Control Repurchase Price

. The Change of Control Repurchase Price for any share of Convertible Preferred Stock to be repurchased upon a Repurchase Upon Change of Control is an amount in cash equal to the Accreted Liquidation Preference for such share at the Close of Business on such Change of Control Repurchase Date (including any accumulated and unpaid Accretion Amount on such share as of such date).

Change of Control Notice

. On or before the twentieth (20th) Business Day prior to the effective date of a Change of Control after the Change of Control Trigger Date (or, if later, promptly after the Company discovers that a Change of Control may occur), the Company will send to each Holder a notice of such Change of Control (a “Change of Control Notice”). Such Change of Control Notice must state:

briefly, the events causing such Change of Control;

the expected effective date of such Change of Control;

the procedures that a Holder must follow to require the Company to repurchase its Convertible Preferred Stock pursuant to this Section 8, including the deadline for exercising the Change of Control Repurchase Right and the procedures for submitting and withdrawing a Change of Control Repurchase Notice;

the Change of Control Repurchase Date for such Change of Control;

the Change of Control Repurchase Price per share of Convertible Preferred Stock;

the Conversion Price in effect on the date of such Change of Control Notice and a description and quantification of any adjustments to the Conversion Price that may result from such Change of Control;

that shares of Convertible Preferred Stock for which a Change of Control Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Change of Control Repurchase Price;

that shares of Convertible Preferred Stock that are subject to a Change of Control Repurchase Notice that has been duly tendered may be converted only if such Change of Control Repurchase Notice is withdrawn in accordance with this Certificate of

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Designations; and

that the Holder’s Convertible Preferred Stock may instead be converted in an Optional Conversion pursuant to Section 10(b) at any time before the Close of Business on the Business Day immediately before the Change of Control Repurchase Date for such Change of Control.

Procedures to Exercise the Change of Control Repurchase Right

.

(i)Delivery of Change of Control Repurchase Notice and Shares of Convertible Preferred Stock to Be Repurchased. To exercise its Change of Control Repurchase Right for any share(s) of Convertible Preferred Stock following a Change of Control, the Holder thereof must deliver to the Company:

before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date (or such later time as may be required by law), a duly completed, written Change of Control Repurchase Notice with respect to such share(s); and

such share(s), duly endorsed for transfer, to the extent such share(s) are represented by one or more Physical Certificates.

Contents of Change of Control Repurchase Notices. Each Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock must state:

if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

the number of shares of Convertible Preferred Stock to be repurchased, which must be a whole number; and

that such Holder is exercising its Change of Control Repurchase Right with respect to such share(s).

Withdrawal of Change of Control Repurchase Notice. A Holder that has delivered a Change of Control Repurchase Notice with respect to any share(s) of Convertible Preferred Stock may withdraw such Change of Control Repurchase Notice by delivering a written notice of withdrawal to the Company at any time before the Close of Business on the Business Day immediately before the related Change of Control Repurchase Date. Such withdrawal notice must state:

if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

the number of shares of Convertible Preferred Stock to be withdrawn, which must be a whole number; and

the number of shares of Convertible Preferred Stock, if any, that remain

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subject to such Change of Control Repurchase Notice, which must be a whole number.

If any Holder delivers to the Company any such withdrawal notice withdrawing any share(s) of Convertible Preferred Stock from any Change of Control Repurchase Notice previously delivered to the Company, and such share(s) have been surrendered to the Company, then such share(s) will be returned to the Holder thereof.

Payment of the Change of Control Repurchase Price

. Subject to Section 8(b), the Company will cause the Change of Control Repurchase Price for each share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Change of Control to be paid to the Holder thereof on or before the later of (i) the applicable Change of Control Repurchase Date; and (ii) the date such share is tendered to the Transfer Agent or the Company.

Voting Rights

. The Convertible Preferred Stock will have no voting rights except as set forth in this Section 9 or as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law; provided that, notwithstanding anything to the contrary set forth herein, until the HSR Act Trigger Date the voting rights set forth in this Section 9 shall only apply to the Convertible Preferred Stock held by Holders other than Onex Partners V Stockholders and Affiliates of Onex Partners V Stockholders.

Right to Designate Preferred Stock Directors

.

Generally.   the Holders, voting exclusively as a single class, shall have the right to elect directors to the Board of Directors (such directors elected by the Holders, the “Preferred Stock Directors”), as follows:

For so long as the Preferred Percentage is greater than or equal to fifty percent (50%), the Holders shall have the right to elect five (5) Preferred Stock Directors;

For so long as the Preferred Percentage is less than fifty percent (50%) but greater than or equal to forty percent (40%), the Holders shall have the right to elect four (4) Preferred Stock Directors;

For so long as the Preferred Percentage is less than forty percent (40%) but greater than or equal to thirty percent (30%), the Holders shall have the right to elect three (3) Preferred Stock Directors;

For so long as the Preferred Percentage is less than thirty percent (30%) but greater than or equal to twenty percent (20%), the Holders shall have the right to elect two (2) Preferred Stock Directors; and

For so long as the Preferred Percentage is less than twenty percent (20%) but greater than or equal to ten percent (10%), the Holders shall have the right to elect one (1) Preferred Stock Director;

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provided, however, that if, at any annual meeting of stockholders on or after the HSR Act Trigger Date, the sum of the number of directors whose term is expiring at such annual meeting plus the number of vacancies on the Board of Directors (the “Open Seats”) is less than the number of Preferred Stock Directors that the Holders are entitled to elect pursuant to this Section 9(a)(i), then the Holders shall have the right to elect a number of Preferred Stock Directors equal to the number of Open Seats.

Adjustments to Number of Preferred Stock Directors. The number of Preferred Stock Directors that the Holders are entitled to designate pursuant to Section 9(a)(i) shall be adjusted as necessary from time to time to assure that, at all times, (x) there are at least two (2) directors on the Board of Directors that are elected by the holders of the Common Stock and the Holders, voting together on an as-converted basis, and (y) whenever the Preferred Percentage is less than forty percent (40%), at least a majority of the Total Number of Directors are elected by the holders of the Common Stock and the Holders, voting together on an as-converted basis.

Removal and Vacancies of Preferred Stock Directors.

Removal. At any time, any Preferred Stock Directors may be removed from office either (A) with cause in accordance with applicable law; or (B) with or without cause by the affirmative vote or consent of Holders, voting exclusively as a single class, representing a majority of the combined voting power of the Convertible Preferred Stock.

Filling Vacancies. Any vacancy in the office of a Preferred Stock Director, subject to the satisfaction of the applicable Preferred Percentage at such time, may be filled by the affirmative vote of the Holders, voting exclusively as a single class, representing a majority of the combined voting power of the Convertible Preferred Stock.

The Right to Call a Special Meeting to Elect the Preferred Stock Directors. For so long as the Holders have the right to elect at least one (1) Preferred Stock Director pursuant to Section 9(a)(i), Holders representing at least a majority of the voting power of the Convertible Preferred Stock will have the right to call a special meeting of stockholders for the election of the Preferred Stock Directors (including an election to fill any vacancy in the office of any Preferred Stock Director). Such right may be exercised by written notice, executed by such Holders and delivered to the Company at its principal executive offices. Notwithstanding anything to the contrary in this Section 9(a)(iv), if the Company’s next annual or special meeting of stockholders is scheduled to occur within ninety (90) days after such right is exercised, and the Company is otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.

Voting and Consent Rights of the Preferred Stock Directors with Respect to Specified Matters

.

Generally. For so long as the Preferred Percentage is greater than (30%), each

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following event will require, and cannot be effected without, the approval of a majority of the Preferred Stock Directors:

the incurrence of any new Indebtedness by the Company or any of its Subsidiaries that, at the time of and after giving effect to such incurrence, (A) if the Company’s Adjusted EBITDA is less than $100,000,000, would result in the Company’s ratio of consolidated gross Indebtedness to Adjusted EBITDA for the most recent trailing twelve-month period exceeding 4.50x or (B), if the Company’s Adjusted EBITDA is greater than or equal to $100,000,000, would result in the Company’s ratio of consolidated net Indebtedness to Adjusted EBITDA for the most recent twelve-month period exceeding 4.50x (provided, that, in the case of each of clauses (A) and (B), the foregoing shall not restrict any drawing on or borrowing of committed amounts under the senior secured revolving credit facility under the Company’s existing Amended and Restated Credit Agreement dated as of May 22, 2017);

the redemption, repurchase or other acquisition of any Dividend Junior Stock or Liquidation Junior Stock by the Company or any of its Subsidiaries (provided that the foregoing shall not restrict (i) any repurchase, redemption or other acquisition of any shares of Dividend Junior Stock or Liquidation Junior Stock in connection with any employment contract, benefit plan or other arrangement with or for the benefit of any current or former employee, officer, director, advisor or consultant of the Company or any of its Subsidiaries; (ii) any repurchase, redemption or other acquisition of any shares of Dividend Junior Stock or Liquidation Junior Stock for any other class or series of Dividend Junior Stock (in the case of Dividend Junior Stock) or Liquidation Junior Stock (in the case of Liquidation Junior Stock); or (iii) any repurchase, redemption or other acquisition pursuant to the exercise of Company stock options or the forfeiture or withholding of taxes with respect to Company stock options, Company restricted shares or Company restricted stock units);

(A) the purchase or acquisition of any Capital Stock or assets of any Person or (B) the sale, lease, transfer or other disposition of any assets of the Company or its Subsidiaries or any Capital Stock of any Subsidiary of the Company, in each case, in any individual transaction or series of related transactions with a value in excess of one hundred million dollars ($100,000,000) in the aggregate;

the hiring, promotion, demotion or termination of the Chief Executive Officer (whether on an interim basis or otherwise) of the Company; or

(A) any liquidation, dissolution, winding-up, reorganization or other similar transaction, in each case, with respect to the Company or any of its Subsidiaries or (B) any voluntary bankruptcy, assignment for the benefit of creditors, consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers with respect to property, any voluntary filing or commencement of proceedings under bankruptcy or insolvency laws, or any similar transaction, in each case, by the Company or any of its Subsidiaries.

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Size of Board.  For so long as the Preferred Percentage is greater than fifty percent (50%), the Total Number of Directors shall not be increased to greater than nine (9) or decreased, in each case, without the approval of a majority of the Preferred Stock Directors.

Voting and Consent Rights of the Holders with Respect to Specified Matters

.

Generally. Subject to the other provisions of this Section 9(c), while any Convertible Preferred Stock is outstanding, each following event will require, and cannot be effected without, the affirmative vote or consent of Holders, voting exclusively as a single class, representing a majority of the outstanding shares of Convertible Preferred Stock:

any amendment or modification of the Certificate of Incorporation (including pursuant to any certificate of designations authorized by the Board of Directors) to authorize or create, or to increase the authorized number of shares of, any class or series of Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock;

any amendment, modification or repeal of any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designations that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(c)(ii));

the voluntary deregistration of the Convertible Preferred Stock or the Common Stock under the Exchange Act or the delisting of the Common Stock from The New York Stock Exchange (other than in connection with a Change of Control in which the Common Stock converts into the right to receive only cash consideration or listed common securities of the acquirer or a combination thereof); or

the declaration or payments of any dividends or distributions on the Common Stock, unless at the time of payment of any such dividends or distributions, the entirety of the accumulated and unpaid Accretion Amount as of such date has been, or concurrently therewith will be, paid in full in cash (it being understood that no such dividend or distribution shall be declared until July 1, 2023 as the Accretion Amount may not be paid in cash prior to such date); or

the issuance of any  Capital Stock or Equity-Linked Securities (including convertible Indebtedness) of the Company or any of its Subsidiaries, in each case, with rights to payments or distributions in which the shares of Preferred Stock would not participate on a pro-rata, as-converted basis; provided, that this limitation shall not apply to any such securities issued by a wholly owned Subsidiary of the Company to only the Company or another wholly owned Subsidiary of the Company.

Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(c), the Company may amend, modify or repeal any of the terms of

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the Convertible Preferred Stock without the vote or consent of any Holder to cure any ambiguity or correct any omission, defect or inconsistency in this Certificate of Designations or the Certificates representing the Convertible Preferred Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith.

No Limitation on Stockholders’ Rights Plans

. Nothing in the foregoing Section 9(b) or Section 9(c) shall be deemed to limit the ability of the Board of Directors to adopt a customary stockholders’ rights plan in accordance with applicable law with respect to rights to purchase Preferred Stock that is Distribution Junior Stock and Liquidation Junior Stock.

Right to Vote with Holders of Common Stock on an As-Converted Basis

.  Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, solely for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to cast a number of votes on such matter equal to the number of votes such Holder would have been entitled to cast if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted pursuant to an Optional Conversion with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the Delaware General Corporation Law as if the Holders were holders of Common Stock. For the avoidance of doubt, no Holder of Convertible Preferred Stock will be treated as the holder of the shares of Common Stock issuable upon conversion of such Convertible Preferred Stock before the time set forth in Section 10(d)(iv) in connection with the conversion of such Convertible Preferred Stock.

Procedures for Voting and Consents

.

Rules and Procedures Governing Votes and Consents.  If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by Holders, of Preferred Stock Directors for election; provided, however, that with respect to any voting rights of the Holders pursuant to Section 9(e), such rules and procedures will be the same rules and procedures that apply to holders of the Common Stock with respect to the applicable matter referred to in Section 9(e). Without limiting the foregoing, the Persons calling any special meeting of stockholders pursuant to Section 9(a)(iv) will, at their election, be entitled to specify one or more Preferred Stock Director nominees in the notice referred to in such section, if such special

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meeting is scheduled to include the election of any Preferred Stock Director (including an election to fill any vacancy in the office of any Preferred Stock Director).

Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.

Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to this Section 9 and Section 10(g) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Conversion

.

Generally

. Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

Conversion at the Option of the Holders

.

Conversion Right; When Shares May Be Submitted for Optional Conversion. Subject to the provisions of this Section 10, Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time after the Initial Issue Date; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations and in addition to any other requirements for Optional Conversion of such shares of Convertible Preferred Stock, if a Change of Control Repurchase Notice is validly delivered pursuant to Section 8(f)(i) with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 8(f)(iii); or (C) the Company fails to pay the Change of Control Repurchase Price for such share in accordance with this Certificate of Designations;

shares of Convertible Preferred Stock that are called for Redemption by the Company pursuant to Section 7 may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and

shares of Convertible Preferred Stock that are subject to Mandatory Conversion pursuant to Section 10(c) may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.

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Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

Conversion Conditioned on HSR Trigger Date. Notwithstanding anything to the contrary in this Certificate of Designations, until the HSR Trigger Date the conversion provisions of this Section 10 shall only be permitted for conversions of Convertible Preferred Stock held by Holders other than Onex Partners V Stockholders and any Affiliates of Onex Partners V Stockholders.

Mandatory Conversion at the Company’s Election.

Mandatory Conversion Right. Subject to the provisions of this Section 10, the Company has the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day after the Mandatory Conversion Trigger Date as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of all, or any whole number of shares that is less than all, of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price per share of Common Stock exceeds the product of the Mandatory Conversion Threshold Price Percentage and the Conversion Price on each of at least twenty (20) consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion.  In the event that the Mandatory Conversion is exercised with respect to shares of Convertible Preferred Stock representing less than all shares of Convertible Preferred Stock outstanding at such time, the shares to be converted shall be converted by the Company on a pro rata basis based on the then-outstanding shares of Convertible Preferred Stock.

Mandatory Conversion Prohibited in Certain Circumstances. At no time shall the Company exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 10(c) unless the Common Stock Liquidity Conditions are satisfied with respect to such Mandatory Conversion. Notwithstanding anything to the contrary in this Section 10(c), the Company’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, will not apply to any share of Convertible Preferred Stock as to which a Change of Control Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 8(f).

Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Company’s choosing that is no more than fifteen (15), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must send to each Holder of such shares a written notice of such exercise (a “Mandatory Conversion Notice”).

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Such Mandatory Conversion Notice must state:

that the Company has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares;

the number of shares of Convertible Preferred Stock for which the Company is exercising its Mandatory Conversion Right;

the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date; and

the Conversion Price in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion.

Conversion Procedures

.

Mandatory Conversion. If the Company duly exercises, in accordance with Section 10(c), its Mandatory Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

Requirements for Holders to Exercise Optional Conversion Right.

Generally. To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company a Conversion Notice; (x) deliver any Physical Certificate representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes that are required to be paid by the Company as a result of a Holder requesting that shares be registered in a name other than such Holder’s name as described in Section 11(d).

Optional Conversion Permitted only During Business Hours. Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

No Adjustments for Accumulated Accretion Amount. Without limiting any adjustments to the Accreted Liquidation Preference required by this Certificate of

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Designations, the Conversion Price will not be adjusted to account for any accumulated and unpaid Accretion Amount on any Convertible Preferred Stock being converted.

When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

Settlement upon Conversion

.

Generally. Subject to Section 10(e)(ii) and Section 16(b), the consideration due upon settlement of the conversion of the shares of Convertible Preferred Stock subject to conversion will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (A) the aggregate Accreted Liquidation Preference for the shares of Convertible Preferred Stock subject to conversion (including any accumulated and unpaid Accretion Amount on such shares) by (B) the Conversion Price, in each case, as of immediately before the Close of Business on the Conversion Date for such conversion.

Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 16(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

Delivery of Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

Conversion Price Adjustments

.

Events Requiring an Adjustment to the Conversion Price. The Conversion Price will be adjusted from time to time as follows:

Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(i) will apply), then the Conversion Price will be adjusted based on the following formula:

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where:

CP0

=the Conversion Price in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CP1	=the Conversion Price in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0

=the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

Degressive Issuances. If, at any time, the Company or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Fair Market Value as of the Record Date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then the Conversion Price will be adjusted based on the following formula:

where:

CP0	=the Conversion Price in effect immediately before the Close of Business on the Record Date for such Degressive Issuance;

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CP1	=the Conversion Price in effect immediately after the Close of Business on such Record Date for such Degressive Issuance;

OS0	=the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date for such Degressive Issuance;

X	=the total number of shares of Common Stock issuable pursuant to such Degressive Issuance; and

Y	=the number of shares of Common Stock equal to the aggregate price of such Degressive Issuance divided by the Fair Market Value as of the Record Date for such Degressive Issuance.

provided, however, that (A) the Conversion Price will not be adjusted pursuant to this Section 10(f)(i)(2) as a result of an Exempt Issuance; (B) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 10(f)(i)(2) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 10(f)(i)(2)); and (C) in no event will the Conversion Price be increased pursuant to this Section 10(f)(i)(2).

For purposes of this Section 10(f)(i)(2), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Initial Issue Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Price.

No Other Required Adjustments. Without limiting the operation of Sections 5(a)(ii)(1) and 10(e)(i), the Company will not be required to adjust the Conversion Price except pursuant to Section 10(f)(i).

Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

Limitation on Degressive Issuance Conversion Price Decreases. Notwithstanding anything in this Section 10(f) to the contrary, unless and until the Requisite Stockholder Approval is obtained, the Company may not decrease the Conversion Price pursuant to Section 10(f)(2) to the extent such decrease would cause the Conversion Price to be less than $3.23 per share of Common Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Common Stock).

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Calculations. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward to the next 1/1,000th).

Notice of Conversion Price Adjustments. Upon the effectiveness of any adjustment to the Conversion Price pursuant to Section 10(f)(i), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Price in effect immediately after such adjustment; and (3) the effective time of such adjustment.

Voluntary Conversion Price Decreases

.

Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Conversion Price by any amount if (1) the Board of Directors determines that such decrease is in the Company’s best interest or that such decrease is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease is in effect for a period of at least twenty (20) Business Days; and (3) such decrease is irrevocable during such period; provided, however, that any such decrease that would be reasonably expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of Holders representing a majority of the outstanding shares of Convertible Preferred Stock.

Notice of Voluntary Decrease. If the Board of Directors determines to decrease the Conversion Price pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder of such decrease to the Conversion Price, the amount thereof and the period during which such decrease will be in effect.

Limitation on Voluntary Conversion Price Decreases. Notwithstanding anything in this Section 10(g) to the contrary, unless and until the Requisite Stockholder Approval is obtained, the Company may not decrease the Conversion Price pursuant to Section 10(g)(i) to the extent such decrease would cause the Conversion Price to be less than $3.23 per share of Common Stock (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to the Common Stock).

[Intentionally omitted

.]

Effect of Common Stock Change Event

.

Generally. If there occurs any:

recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par

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value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

consolidation, merger, combination or binding or statutory share exchange involving the Company;

sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A)from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 10(c), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Change of Control,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

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[Intentionally omitted.]

Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Price pursuant to Section 10(f)(i) in a manner consistent with this Section 10(i); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders as promptly as possible after the effective date of the Common Stock Change Event.

Certain Provisions Relating to the Issuance of Common Stock

.

Equitable Adjustments to Prices

. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Price pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Price where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period.

Reservation of Shares of Common Stock

. The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

Status of Shares of Common Stock

. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

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Taxes Upon Issuance of Common Stock

. The Company shall pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Term

. Except as provided in this Certificate of Designations (including in Section 7 hereof), the shares of Convertible Preferred Stock shall not be redeemable or otherwise mature and the term of the Convertible Preferred Stock shall be perpetual.

No Preemptive Rights

. Without limiting the rights of any Holder set forth in this Certificate of Designations (including in connection with the issuance of Common Stock or Reference Property upon conversion of the Convertible Preferred Stock), the Convertible Preferred Stock will not have any preemptive rights to subscribe for or purchase any of the Company’s securities.

Information and Access Rights

. With respect to any Holder that beneficially owns at least twenty-five percent (25%) of the outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of such Holder’s shares of Convertible Preferred Stock) and has executed a confidentiality or non-disclosure agreement reasonably acceptable to the Company, the Company shall:

provide to such Holder quarterly financial statements as soon as reasonably practicable after they become available but no later than the later of (i) forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company and (ii) the applicable filing deadlines under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, income, changes in shareholders’ equity and cash flow; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its quarterly report on Form 10‑Q for the applicable fiscal quarter with the SEC;

provide to such Holder audited (by a nationally recognized accounting firm) annual financial statements as soon as reasonably practicable after they become available but no later than the later of (i) ninety (90) days after the end of each fiscal year of the Company and (ii) the applicable filing deadline under SEC rules, prepared in accordance with GAAP as in effect from time to time, which such financial statements shall include the consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of operations, income, changes in shareholders’ equity and cash flow; provided, that this requirement shall be deemed to have been satisfied if, on or prior to such date, the Company files its annual report on Form 10‑K for the applicable fiscal year with the SEC; and

upon reasonable request by such Holder, permit such Holder and its representatives to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy (at the Holder’s expense) the books and records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company with the Company’s directors, Chief

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Executive Officer and Chief Financial Officer and, if approved by the Company’s Chief Executive Officer or Chief Financial Officer (which approval shall not be unreasonably withheld, conditioned or delayed), the managers and independent accountants of the Company and its Subsidiaries; provided, that the Company shall have the right to have its chief financial officer present at any meetings with the Company’s independent accountants and that the Company shall be obligated to satisfy any such request only on Business Days and during ordinary business hours.

Tax Treatment

. Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that (a) the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a); and (b) no Holder will be required to include in income any amounts in respect of the Convertible Preferred Stock by operation of Section 305(b) or (c) of the Code. The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment (including by way of withholding) unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Calculations

.

Schedule of Calculations

. The Company will provide a schedule of any calculations called for under this Certificate of Designations or the Convertible Preferred Stock to any Holder upon reasonable written request.

Calculations Aggregated for Each Holder

. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Notices

. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service to the Holders’ respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Waiver and Exercise of Certain Rights

. All decisions of the Board of Directors pertaining to the exercise or waiver of any of the Company’s rights relating to the Convertible Preferred Stock under this Certificate of Designations (including but not limited to  rights to redeem or force conversion of the Preferred Stock and the determinations of the Conversion Price, the Effective Price, the Last Reported Sale Prices, accumulated Accretion Amount on the Convertible Preferred Stock and Fair Market Value under this Certificate of Designations) shall be determined solely by (i) a majority of the members of the Board of Directors who are not employees of the Company or any of its Subsidiaries and who are unaffiliated with, and otherwise independent of, the Onex Partners V Stockholders or (ii) a special committee comprised solely of

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such members of the Board of Directors.

Legally Available Funds

. Without limiting the rights of any Holder (including pursuant to Section 6), if the Company does not have sufficient funds legally available to fully pay any cash amount otherwise due on the Convertible Preferred Stock, then the Company shall pay the deficiency promptly after funds thereafter become legally available therefor.

No Other Rights

. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

Emerald Holding, Inc.

By:

Name:
Title:

[Signature Page to Certificate of Designations]

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EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

Emerald Holding, Inc.

Series A Convertible Participating Preferred Stock

Certificate No.[___]

Emerald Holding, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] shares of the Company’s Series A Convertible Participating Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, Emerald Holding, Inc. has caused this instrument to be duly executed as of the date set forth below.

Emerald Holding, Inc.

Date:By:

Name:
Title:

Date:By:

Name:
Title:

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TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:By:

Authorized Signatory

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EMERALD HOLDING, INC.

Series A Convertible Participating Preferred Stock

This Certificate represents duly authorized, issued and outstanding shares of Convertible Preferred Stock. Certain terms of the Convertible Preferred Stock are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designations or the Certificate of Incorporation, the provisions of the of the Certificate of Designations or the Certificate of Incorporation, as applicable, will control.

1.Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Convertible Preferred Stock represented by this Certificate for all purposes, subject to Section 3(k) of the Certificate of Designations.

2.Denominations; Transfers and Exchanges. All shares of Convertible Preferred Stock will be in registered form an in denominations equal to any whole number of shares. Subject to the terms of the Certificate of Designations, the Holder of the Convertible Preferred Stock represented by this Certificate may transfer or exchange this Convertible Preferred Stock by presenting this Certificate to the Company and delivering any required documentation or other materials.

3.Accreting Return. The Convertible Preferred Stock will accumulate an accreting return that will be paid in the manner, and subject to the terms, set forth in Section 5 of the Certificate of Designations.

4.Accreted Liquidation Preference. The Accreted Liquidation Preference per share of Convertible Preferred Stock is initially equal to the Liquidation Preference per share of Convertible Preferred Stock and as of any particular date equal to the initial Liquidation Preference as adjusted pursuant to Section 5(a)(ii)(1) of the Certificate of Designations. The rights of Holders upon the Company’s liquidation, dissolution or winding up are set forth in Section 6 of the Certificate of Designations.

5.Right of the Company to Redeem the Convertible Preferred Stock. The Company will have the right to redeem the Convertible Preferred Stock in the manner, and subject to the terms, set forth in Section 7 of the Certificate of Designations.

6.Voting Rights. Holders of the Convertible Preferred Stock have the voting rights set forth in Section 9 of the Certificate of Designations.

7.Conversion. The Convertible Preferred Stock will be convertible into Conversion Consideration in the manner, and subject to the terms, set forth in Section 10 of the Certificate of Designations.

8.Countersignature. The Convertible Preferred Stock represented by this Certificate will not be valid until this Certificate is countersigned by the Transfer Agent.

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9.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designations, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Emerald Holding, Inc.

31910 Del Obispo Street, Suite 200

San Juan Capistrano, California 92675

Attention: Chief Financial Officer

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CONVERSION NOTICE

EMERALD HOLDING, INC.

Series A Convertible Participating Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	[1] shares of Convertible Preferred Stock

identified by Certificate No.                      .

Date:

(Legal Name of Holder)

By:

Name:

Title:

Signature Guaranteed:

Participant in a Recognized Signature

Guarantee Medallion Program

By:

Authorized Signatory

[1]	Must be a whole number.

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CHANGE OF CONTROL REPURCHASE NOTICE

EMERALD HOLDING, INC.

Series A Convertible Participating Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Change of Control Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below is exercising its Change of Control Repurchase Right with respect to (check one):

☐	all of the shares of Convertible Preferred Stock

☐	[2] shares of Convertible Preferred Stock

identified by Certificate No.                      .

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Company before the Change of Control Repurchase Price will be paid.

Date:

(Legal Name of Holder)

By:

Name:

Title:

Signature Guaranteed:

Participant in a Recognized Signature

Guarantee Medallion Program

By:

Authorized Signatory

[2]	Must be a whole number.

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Final Form

EXHIBIT B

Form of Stockholders Letter Agreement

[See Attached]

US-DOCS\116469845

EMERALD HOLDING, INC.

31910 Del Obispo Street, Suite 200

San Juan Capistrano, CA 92675

[ ● ], 2020

To the Undersigned:

Reference is made to the Investment Agreement, dated June 10, 2020 (the “Investment Agreement”), by and among Emerald Holding, Inc., a Delaware corporation (the “Company”) and Onex Partners V LP, which assigned its rights and obligations to [Onex Partners V Stockholder] on [ ● ], 2020 (such assignee, the “Onex Partners V Stockholder”, and together with Onex Partners V LP, the “Stockholders”).  Capitalized terms used herein but not previously defined herein shall have the meanings ascribed to them in Section 4 below.

Pursuant to the Investment Agreement, the Onex Partners V Stockholder has subscribed for, and has committed to purchase, shares of Preferred Stock.  In connection therewith, and in consideration of the Company’s willingness to issue the shares of Preferred Stock to the Onex Partners V Stockholder, the Stockholders and the Company desire to enter into this letter agreement (this “Agreement”) to set forth certain terms and conditions related to the ownership of the shares of Common Stock and Preferred Stock, as applicable.

1.Standstill.  From the date hereof until the date on which (x) the members of the Stockholder Group Beneficially Own, in the aggregate, less than twenty percent (20%) of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) and (y) no Director is a representative of any member of the Stockholder Group, each of the Stockholders shall not, and shall cause the other members of the Stockholder Group not to, without Unaffiliated Director Consent:

a.acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Common Stock or other Equity Securities of the Company (provided that the foregoing shall not restrict (i) any acquisition of shares of Common Stock or other Equity Securities of the Company resulting from a conversion by a member of the Stockholder Group of shares of Preferred Stock (that were acquired by such member either pursuant to the Investment Agreement or without violating this undertaking), (ii) following an issuance of shares of Common Stock or other Equity Securities of the Company, any acquisition of shares of Common Stock or other Equity Securities of the Company in an amount no greater than that which would allow the members of the Stockholder Group to Beneficially Own, in the aggregate, the same proportion of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) as were Beneficially Owned, in the aggregate, by the members of the Stockholder Group immediately prior to such issuance by the Company, (iii) any acquisition of shares of Common Stock or other Equity Securities of the Company, on a pro rata basis, resulting from any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar pro rata capital transaction involving Equity Securities of the Company, or (iv) any

3

acquisition of shares of Common Stock or other Equity Securities of the Company by one member of the Stockholder Group from another member of the Stockholder Group);

b.propose, commence or participate in any merger, acquisition, tender offer, exchange offer, asset sale transaction or other business combination (including, for the avoidance of doubt, any “short-form” merger pursuant to Section 253(a) of the Delaware General Corporation Law, as amended), in each case, involving the Company; or

c.propose or commence a transaction that contemplates, or take actions to cause, either a (i) deregistration under the Securities Act of the Common Stock or (ii) delisting of the Common Stock from the New York Stock Exchange.

Notwithstanding the foregoing, nothing in this Section 1 shall limit any member of the Stockholder Group from (1) receiving in-kind dividends or distributions, (2) voting (including by written consent) any shares of Common Stock or shares of Preferred Stock in such member’s discretion or engaging in public or private solicitations of other Persons in connection therewith or (3) making any proposal to the Board (either publicly or privately) that is expressly conditioned on Unaffiliated Director Consent.

2.Securities Trading Policy.  From the date hereof until the date on which no Director is a representative of any member of the Stockholder Group, each of the Stockholders shall, and shall cause the other members of the Stockholder Group to, comply with the Company’s Securities Trading Policy attached hereto as Exhibit A, as the same may be amended or modified from time to time after the date hereof with the approval of the Board and Unaffiliated Director Consent.

3.Transfer to, or Creating, a 20% Holder.  Each of the Stockholders shall not, and shall cause the other members of the Stockholder Group not to, Transfer (other than in (a) underwritten offerings or underwritten block trades in which such member instructs the managing underwriter(s) not to transfer any shares to any transferee that would be known to violate this Section 3 and (b) ordinary brokerage transactions on the open market where the identity of the transferee is not prearranged) any of its shares of Common Stock or Preferred Stock or other Equity Securities of the Company to any Person if, upon the consummation of such Transfer, such Person, together with its known Affiliates, would Beneficially Own, in the aggregate, twenty percent (20%) or more of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock), unless such transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by Section 1 of this Agreement as if such transferee were a member of the Stockholder Group with respect to the shares of Common Stock or Preferred Stock and other Equity Securities of the Company Beneficially Owned by it and its Affiliates.

4.Definitions.

a.“Affiliates” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that (i) with respect to the Stockholder Group, portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person, and (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Stockholders for purposes of this Agreement.

4

b.“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

c.“Board” shall mean the Board of Directors of the Company.

d.“Common Stock” shall mean (i) the Company’s common stock, par value $0.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

e.“Director” shall mean a member of the Board.

f.“Equity Securities” shall mean any (i) capital stock of any class or series, (ii) options, warrants or other securities convertible into or exercisable or exchangeable for any such capital stock, (iii) options, warrants or other securities convertible into or exercisable or exchangeable for any such securities described in clause (ii), or (iv) any other rights to acquire, directly or indirectly, such capital stock.

g.“Preferred Stock” shall mean (i) the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

h.“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

i.“Stockholder Group” shall mean the Stockholders together with (i) their Affiliated buyout fund Onex Partners III LP and any successor buyout fund thereof and (ii) Onex Corporation and its wholly owned Subsidiaries (but excluding, for the avoidance of doubt, ONCAP and Onex Credit Partners funds).

j.“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof

k.“Transfer” shall have the meaning ascribed to it in the Investment Agreement.

l.“Unaffiliated Director Consent” shall mean the consent or approval of a majority of (i) the Directors who are not employees of the Company or any of its Subsidiaries and

5

who are unaffiliated with and otherwise independent of the Stockholder Group or (ii) a committee of the Board comprised solely of such Directors.

5.Miscellaneous.

a.Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing (i) by the Company (with Unaffiliated Director Consent) and (ii) the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

b.This Agreement shall only terminate (without prejudice to any claims that may arise before such termination) upon the earlier of:

i.	the mutual written agreement of the Company (with Unaffiliated Director Consent) and the Stockholders; and
ii.

the date on which (A) the members of the Stockholder Group Beneficially Own, in the aggregate, less than twenty percent (20%) of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) and (B) no Director is a representative of any member of the Stockholder Group.

c.Sections 5.3, 5.4, 5.5, 5.6, 5.7 (other than the proviso thereto), 5.8, 5.9, 5.10, 5.11 and 5.13 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of page intentionally left blank]

6

Final Form

Very truly yours,

EMERALD HOLDING, INC.

By:_________________________________

Name:

Title:

[Signature Page to Stockholders Letter Agreement]

Final Form

Accepted and agreed:

ONEX PARTNERS V LP

By:____

Name:

Title

[ONEX PARTNERS V STOCKHOLDER]

By:____

Name:

Title

[Signature Page to Stockholders Letter Agreement]

Final Form

Exhibit A

Securities Trading Policy

[Attached.]

US-DOCS\116499329

EMERALD HOLDING, INC.

31910 Del Obispo Street, Suite 200

San Juan Capistrano, CA 92675

[ ● ], 2020

To the Undersigned:

Reference is made to the Investment Agreement, dated June 10, 2020 (the “Investment Agreement”), by and among Emerald Holding, Inc., a Delaware corporation (the “Company”) and Onex Partners V LP, which assigned its rights and obligations to [Onex Partners V Stockholder] on [ ● ], 2020 (such assignee, the “Onex Partners V Stockholder”).  Capitalized terms used herein but not previously defined herein shall have the meanings ascribed to them in Section 4 below.

The [Onex Partners III Stockholders] (the “Onex Partners III Stockholders”, and together with Onex Partners III LP, the “Stockholders”) hold shares of Common Stock and, pursuant to the Investment Agreement, the Onex Partners V Stockholder has subscribed for, and has committed to purchase, shares of Preferred Stock.  In connection therewith, and in consideration of the Company’s willingness to issue the shares of Preferred Stock to the Onex Partners V Stockholder, the Stockholders and the Company desire to enter into this letter agreement (this “Agreement”) to set forth certain terms and conditions related to the ownership of the shares of Common Stock and Preferred Stock, as applicable.

6.Standstill.  From the date hereof until the date on which (x) the members of the Stockholder Group Beneficially Own, in the aggregate, less than twenty percent (20%) of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) and (y) no Director is a representative of any member of the Stockholder Group, each of the Stockholders shall not, and shall cause the other members of the Stockholder Group not to, without Unaffiliated Director Consent:

a.acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Common Stock or other Equity Securities of the Company (provided that the foregoing shall not restrict (i) any acquisition of shares of Common Stock or other Equity Securities of the Company resulting from a conversion by a member of the Stockholder Group of shares of Preferred Stock (that were acquired by such member either pursuant to the Investment Agreement or without violating this undertaking), (ii) following an issuance of shares of Common Stock or other Equity Securities of the Company, any acquisition of shares of Common Stock or other Equity Securities of the Company in an amount no greater than that which would allow the members of the Stockholder Group to Beneficially Own, in the aggregate, the same proportion of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) as were Beneficially Owned, in the aggregate, by the members of the Stockholder Group immediately prior to such issuance by the Company, (iii) any acquisition of shares of Common Stock or other Equity Securities of the Company, on a pro rata basis, resulting from any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar pro rata capital transaction involving Equity Securities of the Company, or (iv) any acquisition of shares of Common Stock or other Equity Securities of the Company by one member of the Stockholder Group from another member of the Stockholder Group);

b.propose, commence or participate in any merger, acquisition, tender offer, exchange offer, asset sale transaction or other business combination (including, for the avoidance of doubt, any “short-form” merger pursuant to Section 253(a) of the Delaware General Corporation Law, as

10

amended), in each case, involving the Company; or

c.propose or commence a transaction that contemplates, or take actions to cause, either a (i) deregistration under the Securities Act of the Common Stock or (ii) delisting of the Common Stock from the New York Stock Exchange.

Notwithstanding the foregoing, nothing in this Section 1 shall limit any member of the Stockholder Group from (1) receiving in-kind dividends or distributions, (2) voting (including by written consent) any shares of Common Stock or shares of Preferred Stock in such member’s discretion or engaging in public or private solicitations of other Persons in connection therewith or (3) making any proposal to the Board (either publicly or privately) that is expressly conditioned on Unaffiliated Director Consent.

7.Securities Trading Policy.  From the date hereof until the date on which no Director is a representative of any member of the Stockholder Group, each of the Stockholders shall, and shall cause the other members of the Stockholder Group to, comply with the Company’s Securities Trading Policy attached hereto as Exhibit A, as the same may be amended or modified from time to time after the date hereof with the approval of the Board and Unaffiliated Director Consent.

8.Transfer to, or Creating, a 20% Holder.  Each of the Stockholders shall not, and shall cause the other members of the Stockholder Group not to, Transfer (other than in (a) underwritten offerings or underwritten block trades in which such member instructs the managing underwriter(s) not to transfer any shares to any transferee that would be known to violate this Section 3 and (b) ordinary brokerage transactions on the open market where the identity of the transferee is not prearranged) any of its shares of Common Stock or Preferred Stock or other Equity Securities of the Company to any Person if, upon the consummation of such Transfer, such Person, together with its known Affiliates, would Beneficially Own, in the aggregate, twenty percent (20%) or more of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock), unless such transferee agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by Section 1 of this Agreement as if such transferee were a member of the Stockholder Group with respect to the shares of Common Stock or Preferred Stock and other Equity Securities of the Company Beneficially Owned by it and its Affiliates.

9.Definitions.

a.“Affiliates” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person; provided, however, that (i) with respect to the Stockholder Group, portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person, and (ii) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of the Stockholders for purposes of this Agreement.

b.“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the beneficial owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

c.“Board” shall mean the Board of Directors of the Company.

d.“Common Stock” shall mean (i) the Company’s common stock, par value $0.01

11

per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

e.“Director” shall mean a member of the Board.

f.“Equity Securities” shall mean any (i) capital stock of any class or series, (ii) options, warrants or other securities convertible into or exercisable or exchangeable for any such capital stock, (iii) options, warrants or other securities convertible into or exercisable or exchangeable for any such securities described in clause (ii), or (iv) any other rights to acquire, directly or indirectly, such capital stock.

g.“Preferred Stock” shall mean (i) the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share, and (ii) any securities issued or issuable with respect to the capital stock referred to in clause (i) above by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization.

h.“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

i.“Stockholder Group” shall mean the Stockholders together with (i) their Affiliated buyout fund Onex Partners V LP and any successor buyout fund thereof and (ii) Onex Corporation and its wholly owned Subsidiaries (but excluding, for the avoidance of doubt, ONCAP and Onex Credit Partners funds).

j.“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (i) of which such Person or a Subsidiary of such Person is a general partner or (ii) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or Persons performing similar functions with respect to such Person, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof

k.“Transfer” shall have the meaning ascribed to it in the Investment Agreement.

l.“Unaffiliated Director Consent” shall mean the consent or approval of a majority of (i) the Directors who are not employees of the Company or any of its Subsidiaries and who are unaffiliated with and otherwise independent of the Stockholder Group or (ii) a committee of the Board comprised solely of such Directors.

10.Miscellaneous.

a.Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing (i) by the Company (with Unaffiliated Director Consent) and (ii) the Stockholders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

b.This Agreement shall only terminate (without prejudice to any claims that may arise before such termination) upon the earlier of:

i.	the mutual written agreement of the Company (with Unaffiliated Director

12

Consent) and the Stockholders; and
ii.

the date on which (A) the members of the Stockholder Group Beneficially Own, in the aggregate, less than twenty percent (20%) of the total issued and outstanding shares of Common Stock (on an as-converted basis assuming the conversion of all of their shares of Preferred Stock into shares of Common Stock) and (B) no Director is a representative of any member of the Stockholder Group.

c.Sections 5.3, 5.4, 5.5, 5.6, 5.7 (other than the proviso thereto), 5.8, 5.9, 5.10, 5.11 and 5.13 of the Investment Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of page intentionally left blank]

13

Very truly yours,

EMERALD HOLDING, INC.

By:_______________________________________

Name:

Title:

[Signature Page to Stockholders Letter Agreement]

Accepted and agreed:

ONEX PARTNERS III LP

By:____

Name:

Title

[ONEX PARTNERS III STOCKHOLDERS]

By:____

Name:

Title

[Signature Page to Stockholders Letter Agreement]

Exhibit A

Securities Trading Policy

[Attached.]

[Final Form]

EXHIBIT C

Form of Registration Rights Agreement

[See Attached]

[Final Form]

REGISTRATION RIGHTS AGREEMENT

by and among

EMERALD HOLDING, INC.

and

THE ONEX STOCKHOLDERS PARTY HERETO

Dated as of [ ● ], 2020

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [ ● ], 2020, by and among Emerald Holding, Inc., a Delaware corporation (together with any Subsidiary or parent company thereof and any successor thereto or any Subsidiary or parent company thereof, the “Company”) and [Onex Partners V Stockholders] (collectively, the “Onex Stockholders”).

W I T N E S S E T H:

WHEREAS, the Company and the Onex Stockholders are parties to that certain Investment Agreement, dated as of  June 10, 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Investment Agreement”), pursuant to which Company issued and sold to the Onex Stockholders, and the Onex Stockholders purchased from the Company, shares of the Company’s convertible participating preferred stock, par value $0.01 per share, designated as “Series A Convertible Participating Preferred Stock” (the “Convertible Preferred Stock”); and

WHEREAS, the Company has agreed to provide to the Onex Stockholders the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Certain Definitions

.  As used herein, the following terms shall have the following meanings:

“Additional Piggyback Rights” has the meaning ascribed to such term in Section 2.2(b).

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.  For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Holder.

“Agreement” has the meaning ascribed to such term in the Preamble.

“automatic shelf registration statement” has the meaning ascribed to such term in Section 2.4.

“Board” means the board of directors of the Company.

“Business Day” shall mean a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in the City of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” means the Certificate of Designations of the Company establishing the Convertible Preferred Stock.

“Claims” has the meaning ascribed to such term in Section 2.9(a).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever which may be issued after the date hereof in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

“Common Stock Equivalents” means, with respect to the Company, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject), shares of Common Stock or other equity securities of the Company (including, without limitation, the Convertible Preferred Stock, any note or debt security convertible into or exchangeable for shares of Common Stock or other equity securities of the Company).

“Company” has the meaning ascribed to such term in the Preamble.

“Convertible Preferred Stock” has the meaning ascribed to such term in the Recitals.

“Demand Exercise Notice” has the meaning ascribed to such term in Section 2.1(a)(i).

“Demand Registration” has the meaning ascribed to such term in Section 2.1(a)(i).

“Demand Registration Request” has the meaning ascribed to such term in Section 2.1(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under such act, as they may from time to time be in effect.

“Existing Onex RRA” means the Registration Rights Agreement, dated as of July 19, 2013, among the Company, Onex American Holdings II LLC, Expo EI LLC, Expo EI II LLC, Onex US Principals LP, Onex Advisor III LLC, Onex Partners III LP, Onex Partners III PV LP, Onex Partners III Select LP and Onex Partners III GP LP.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with Section 2, including, without limitation: (i) all registration and filing fees and all listing fees and fees with respect to the inclusion of securities on the New York Stock Exchange or on any other securities market on which the Common Stock is listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including, without limitation, reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the fees and disbursements of one counsel for all Participating Holder(s) collectively (selected by the Onex

Stockholders unless the Onex Stockholders are not participating, in which case counsel shall be selected by holders of a majority of the shares held by such Participating Holder(s)), together in each case with any local counsel, (viii) fees and disbursements of all independent public accountants (including the expenses of any audit/review and/or “cold comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to a Qualified Independent Underwriter, (x) fees and expenses of any transfer agent or custodian, (xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities and (xii) expenses for securities law liability insurance and, if any, rating agency fees.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Holder” or “Holders” means (i) any Onex Stockholder or (ii) any permitted transferee of an Onex Stockholder to whom such Onex Stockholder shall assign or transfer any rights hereunder, provided that such transferee has agreed in writing to be bound by this Agreement in respect of such Registrable Securities.

“Initiating Holders” has the meaning ascribed to such term in Section 2.1(a)(i).

“Investment Agreement” has the meaning ascribed to such term in the Recitals.

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.1 or Section 2.2.

“Manager” has the meaning ascribed to such term in Section 2.1(c).

“Onex Stockholders” has the meaning ascribed to such term in the Preamble.

“Participating Holders” means all Holders of Registrable Securities which are proposed to be included in any offering of Registrable Securities pursuant to Section 2.1 or Section 2.2.

“Partner Distribution” has the meaning ascribed to such term in Section 2.1(a)(iii).

“Person” means any individual, corporation (including not for profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, joint-stock company, unincorporated organization, governmental entity or agency or other entity of any kind or nature.

“Piggyback Shares” has the meaning ascribed to such term in Section 2.3(a)(iii).

“Postponement Period” has the meaning ascribed to such term in Section 2.1(b).

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (i) any shares of Convertible Preferred Stock held by the Holders and shares of Common Stock issued or issuable upon the conversion of the Convertible

Preferred Stock, whether now owned or acquired by the Holders at a later time, (ii) any shares of Convertible Preferred Stock or Common Stock issued or issuable, directly or indirectly, in exchange for or with respect to the Convertible Preferred Stock or Common Stock referenced in clause (i) above by way of stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, share exchange, consolidation or other reorganization and (iii) any securities issued in replacement of or exchange for any securities described in clause (i) or (ii) above.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (B) such securities shall have been sold or, with respect to persons other than the Onex Stockholders and their Affiliates, can be sold (other than in a privately negotiated sale) without any restriction on the volume or the manner of sale or any other limitations under Rule 144 (or any successor provision thereto) under the Securities Act.

“Rule 144” and “Rule 144A” have the meaning ascribed to such term in Section 4.3.

“SEC” means the Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Section 2.3(a) Sale Number” has the meaning ascribed to such term in Section 2.3(a).

“Section 2.3(b) Sale Number” has the meaning ascribed to such term in Section 2.3(b).

“Section 2.3(c) Sale Number” has the meaning ascribed to such term in Section 2.3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such act, as they may from time to time be in effect.

“Shelf Registrable Securities” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Registration Statement” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting Notice” has the meaning ascribed to such term in Section 2.1(e).

“Shelf Underwriting Request” has the meaning ascribed to such term in Section 2.1(e).

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

“Unaffiliated Director” means any member of the Board who is not an employee of the Company or any of its Subsidiaries and is otherwise independent of the Onex Stockholders.

“Valid Business Reason” has the meaning ascribed to such term in Section 2.1(b).

“WKSI” has the meaning ascribed to such term in Section 2.1(a).

Registration Rights

.

Demand Registrations

.

1. Subject to Sections 2.1(b) and 2.3, at any time and from time to time after the date hereof, any Onex Stockholder shall have the right to require the Company to file one or more registration statements under the Securities Act covering all or any part of its and its Affiliates’ Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof.  Any such request by any Onex Stockholder pursuant to this Section 2.1(a)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Onex Stockholder(s) making such demand for registration being referred to as the “Initiating Holders”).  Any Demand Registration Request may request that the Company register Registrable Securities on an appropriate form, including a shelf registration statement, and, if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act, a “WKSI”), an automatic shelf registration statement.  The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request (1) to all Holders of record of Registrable Securities (other than individuals and other than the Onex Stockholders) no later than five (5) Business Days after receipt of a Demand Registration Request and (2) to all Holders of record of Registrable Securities that are individuals no later than five (5) Business Days after the filing of a registration statement pursuant to the Demand Registration Request (or, in the case of a request for the filing of an automatic shelf registration statement, five (5) Business Days after receipt of the Demand Registration Request).

The Company, subject to Sections 2.3 and 2.6, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Participating Holder) within ten (10) days after the receipt of the Demand Exercise Notice (or five (5) days if, at the request of the Initiating Holders, the Company states in such written notice or gives telephonic notice to all Holders, with written confirmation to follow promptly thereafter, that such registration will be on a Form S-3).

The Company shall, as expeditiously as possible, but subject to Section 2.1(b), use its reasonable best efforts to (x) file with the SEC (no later than forty-five (45) days from the Company’s receipt of the applicable Demand Exercise Notice) and cause to be declared effective such registration under the Securities Act (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act if so requested and if the Company is then eligible to use such a registration) of the Registrable Securities which the Company has been so requested to register, for distribution in accordance with such intended method of distribution, including a distribution to, and resale by, the members or partners of a Holder (a “Partner Distribution”) and (y) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder seeking to effect or considering a Partner Distribution, file any prospectus supplement or post-effective amendments, or include in the initial registration statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, deemed necessary or advisable by such Holder to effect such Partner Distribution.

Notwithstanding anything to the contrary in Section 2.1(a), the Demand Registration rights granted in Section 2.1(a) are subject to the following limitations:  (i) the Company shall not be required to cause a registration pursuant to Section 2.1(a) to be declared effective within a period of one hundred and twenty (120) days after the effective date of any other registration of the Company filed pursuant to the Securities Act (other than a Form S-4 or Form S-8 or any successor or other forms promulgated for similar purposes or forms filed in connection with an exchange offer or any employee benefit or dividend reinvestment plan); (ii) the Company shall not be required to effect more than five (5) Demand Registrations on Form S-1 or any similar long-form registration at the request of the Onex Stockholders (it being understood that if a single Demand Registration Request is delivered by more than one Onex Stockholder, the registration requested by such Demand Registration Request shall constitute only one Demand Registration); provided, further, that the Onex Stockholders shall be entitled to request an unlimited number of Demand Registrations on Form S-3 or any similar short-form registration (including pursuant to Rule 415 under the Securities Act); (iii) each registration in respect of a Demand Registration Request made by any Holder must include, in the aggregate (based on the Registrable Securities included in such registration by all Holders participating in such registration), Registrable Securities having an aggregate market value of at least $20 million; provided, that, for purposes of calculating the aggregate market value of Registrable Securities to be included in any such registration pursuant to a demand made by any Onex Stockholder hereunder, the aggregate market value of Registrable Securities (as defined in the Existing Onex RRA) proposed to be included in any such registration by the Onex Stockholders (as defined in the Existing Onex RRA) pursuant to the exercise of their piggyback registration rights under the Existing Onex RRA shall be taken into account; and (iv) if a majority of the Unaffiliated Directors on the Board, in their good faith judgment, determine that any registration of Registrable Securities should not be made or continued because it would materially interfere with any existing or potential material financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its Subsidiaries or because the Company does not yet have appropriate financial statements of acquired or to be acquired entities available for filing (in each case, a “Valid Business Reason”), then (x) the Company may postpone filing a registration statement relating to a Demand Registration Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than ninety (90) days after the date a majority of the Unaffiliated Directors on the Board determine a Valid Business Reason exists and (y) in case a registration statement has been filed relating to a Demand Registration Request, if the Valid Business Reason has not resulted in whole or part from actions taken or omitted to be taken by the Company, the Company may, to the extent determined in the good faith judgment of a majority of the Unaffiliated Directors on the Board to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than ninety (90) days after the date a majority of the Unaffiliated

Directors on the Board determine a Valid Business Reason exists (such period of postponement or withdrawal under this clause (iv), the “Postponement Period”).  The Company shall give written notice to the Initiating Holders and any other Holders that have requested registration pursuant to Section 2.2 of its determination to postpone or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, the Company shall not be permitted to postpone or suspend use of or withdraw a registration statement after the expiration of any Postponement Period until twelve (12) months after the expiration of such Postponement Period.

If the Company shall give any notice of postponement or suspension or withdrawal of any registration statement pursuant to clause (iv) above, the Company shall not, during the Postponement Period, register any Common Stock, other than pursuant to a registration statement on Form S-4 or S-8 (or an equivalent registration form then in effect).  Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone amending or supplementing any registration statement pursuant to clause (iv) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement.  If the Company shall have suspended use of, withdrawn or terminated a registration statement filed under Section 2.1(a)(i) (whether pursuant to clause (iv) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn.  If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than ten (10) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but in no event later than ninety (90) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.1 (unless the Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement), and such registration shall not be suspended, withdrawn or postponed pursuant to clause (iv) of Section 2.1(b) above.

In connection with any Demand Registration, the majority of the Initiating Holders participating in such Demand Registration shall have the right to designate the lead managing underwriter (any lead managing underwriter for the purposes of this Agreement, the “Manager”) in connection with any underwritten offering pursuant to such registration and each other managing underwriter for any such underwritten offering; provided, that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

No Demand Registration shall be deemed to have occurred for purposes of this Section 2.1 (i) if the registration statement relating thereto (x) does not become effective, (y) is not maintained effective for a period of at least one hundred and eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such registration statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or an underwriter of the Company, or (z) the offering of the Registrable Securities pursuant to such registration statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) with respect to one (1) Demand Registration for each Initiating Holder, if any of the Registrable Securities requested by such Initiating Holder to be included in such Demand Registration are not so included pursuant to Section 2.3, (iii) if the method of disposition is a firm commitment underwritten public offering and any of the applicable Registrable Securities have not been sold pursuant thereto or (iv) if the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by such Initiating Holder(s) or its Affiliates) or otherwise waived by such Initiating Holder(s).

In the event that the Company files a shelf registration statement under Rule 415 of the Securities Act pursuant to a Demand Registration Request and such registration becomes effective (such registration statement, a “Shelf Registration Statement”), the Initiating Holders with respect to such Demand Registration Request and the Holders of other Registrable Securities registered on such Shelf Registration Statement shall have the right at any time or from time to time to elect to sell pursuant to an underwritten offering Registrable Securities available for sale pursuant to such Shelf Registration Statement (“Shelf Registrable Securities”), so long as the Shelf Registration Statement remains in effect and only if the method of distribution set forth in the shelf registration allows for sales pursuant to an underwritten offering.  The Initiating Holders and such other Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering to the Company specifying the number of Shelf Registrable Securities that the Holders desire to sell pursuant to such underwritten offering (the “Shelf Underwriting”).  As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to all other Holders of record of Shelf Registrable Securities.  The Company, subject to Sections 2.3 and 2.6, shall include in such Shelf Underwriting (x) the Registrable Securities of the Initiating Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice.  The Company shall, as expeditiously as possible (and in any event within twenty (20) days after the receipt of a Shelf Underwriting Request), but subject to Section 2.1(b), use its reasonable best efforts to facilitate such Shelf Underwriting.  Notwithstanding the foregoing, if an Onex Stockholder wishes to engage in an underwritten block trade off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the foregoing time periods, the Onex Stockholder only needs to notify the Company of the block trade Shelf Underwriting on the day such offering is to commence and the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Shelf Underwriting (which may close as early as three (3) Business Days after the date it commences); provided, that the Onex Stockholder requesting such underwritten block trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the underwritten block trade.  In the event an Onex Stockholder requests such an underwritten block trade, notwithstanding anything to the contrary in this Section 2.1 or in Section 2.2, any Holder who does not constitute an Onex Stockholder shall have no right to participate in such underwritten block trade.  The Company shall, at the request of any Initiating Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Initiating Holders or any other Holder of Registrable Securities registered on such Shelf Registration Statement to effect such Shelf Underwriting.  Once a Shelf Registration Statement has been declared effective, the Holders of Registrable Securities may request, and the Company shall be required to facilitate, an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement.  Notwithstanding anything to the contrary in this Section 2.1(e), each Shelf Underwriting must include, in the aggregate (based on the Registrable Securities included in such Shelf Underwriting by all Holders participating in such Shelf Underwriting), Registrable Securities having an aggregate market value of at least $20 million; provided, that, for purposes of calculating the aggregate market value of Registrable Securities to be included in any such Shelf Underwriting pursuant to a demand made by any Onex Stockholder hereunder, the aggregate market value of Registrable Securities (as defined in the Existing Onex RRA) proposed to be included in any such registration by the Onex Stockholders (as defined in the Existing Onex RRA) pursuant to the exercise of their piggyback registration rights under the Existing Onex RRA shall be taken into account.

Piggyback Registrations

.

If the Company proposes or is required (pursuant to Section 2.1 or otherwise) to register any of its equity securities for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form S-4 or Form S-8 or any similar successor forms thereto), the Company shall give prompt written notice of its intention to do so (1) to each of the Holders of record of Registrable Securities (other than individuals), at least five (5) Business Days prior to the filing of any registration statement under the Securities Act and (2) to each Holder of Registrable Securities that is an individual, no more than five (5) Business Days after the filing of the registration statement under the Securities Act (or, in the case of an automatic shelf registration statement, at least five (5) Business Days prior to the filing of such registration statement).  Upon the written request of any such Holder, made within five (5) days following the receipt of any such written notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall, subject to Sections 2.2(c), 2.3 and 2.6 hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto.  There is no limitation on the number of such piggyback registrations pursuant to the preceding sentence which the Company is obligated to effect.  No registration of Registrable Securities effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.1 hereof.

The Company, subject to Sections 2.3 and 2.6, may elect to include in any registration statement and offering pursuant to demand registration rights by any Person, (i) authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares and (ii) any other Registrable Securities which are requested to be included in such registration pursuant to the exercise of piggyback registration rights granted by the Company after the date hereof and which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement (“Additional Piggyback Rights”); provided, however, that, with respect to any underwritten offering, such inclusion shall be permitted only to the extent that it is pursuant to, and subject to, the terms of the underwriting agreement or arrangements, if any, entered into by the Initiating Holders or the Majority Participating Holders in such underwritten offering.

Other than in connection with a Demand Registration, if, at any time after giving written notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give written notice of such determination to all institutional Holders of record of Registrable Securities and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.1, and (ii) in the case of a determination to delay such registration of its equity securities, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other equity securities.

Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.2 by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration or as otherwise required by the underwriters.

Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Holder (including any request to effect a Partner Distribution), file any prospectus supplement or post-effective amendments, or include in the initial registration statement any disclosure or language, or include in any prospectus supplement or post-effective amendment any disclosure or language, and otherwise take any action, deemed necessary or advisable by such Holder (including to effect such Partner Distribution).

Allocation of Securities Included in Registration Statement

.

If any requested registration made pursuant to Section 2.1 (including a Shelf Underwriting) involves an underwritten offering and the Manager of such offering shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the

Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number (the “Section 2.3(a) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Majority Participating Holders, the Company shall use its reasonable best efforts to include in such underwritten offering:

first, all Registrable Securities requested to be included in such underwritten offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.2); provided, however, that if the number of such Registrable Securities exceeds the Section 2.3(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.3(a) Sale Number) to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering (including pursuant to the exercise of piggyback rights pursuant to Section 2.2), based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion;

second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, any securities that the Company proposes to register, up to the Section 2.3(a) Sale Number; and

third, to the extent that the number of Registrable Securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(a) is less than the Section 2.3(a) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights (“Piggyback Shares”), based on the number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(a) Sale Number.

If any registration or offering made pursuant to Section 2.2 involves an underwritten primary offering on behalf of the Company after the date hereof and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number (the “Section 2.3(b) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

first, all equity securities that the Company proposes to register for its own second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.3(b) Sale Number; and

third, to the extent that the number of Registrable Securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(b) is less than the Section 2.3(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(b) Sale Number.

If any registration pursuant to Section 2.2 involves an underwritten offering that was initially requested by any Person(s) other than a Holder to whom the Company has granted registration rights which are not inconsistent with the rights granted in, or otherwise conflict with the terms of, this Agreement and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering exceeds the number (the “Section 2.3(c) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.2(a), based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Holders and Persons requesting inclusion, up to the Section 2.3(c) Sale Number;

second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.3(c) Sale Number; and

third, to the extent that the number of Registrable Securities to be included pursuant to clauses (i) and (ii) of this Section 2.3(c) is less than the Section 2.3(c) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated to shares the Company proposes to register for its own account, up to the Section 2.3(c) Sale Number.

If, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.3, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of the execution of the underwriting agreement or the execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

Registration Procedures

.  If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as expeditiously as possible:

prepare and file all required filings with SEC and FINRA, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof (including, without limitation, a Partner Distribution), which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as any Participating Holder pursuant to such registration statement shall request; provided, however, that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to one counsel for the Holders participating in the planned offering (selected by the Majority Participating Holders) and to one counsel for the Manager, if any, copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the reasonable review and reasonable comment of such counsel (including any objections to any information pertaining to any Participating Holder and its plan of distribution and otherwise to the extent necessary, if at all, to complete the filing or maintain the effectiveness thereof), and the Company shall make the changes reasonably requested by such counsel and shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which the Initiating Holders, the Majority Participating Holders or the underwriters, if any, shall reasonably object; provided, further, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading;

(i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as any Participating Holder pursuant to such registration statement shall request and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to such sellers of Registrable Securities and the Manager, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in all material respects in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions in accordance with the intended methods of disposition (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

promptly notify each institutional Participating Holder and each managing underwriter, if any:  (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed to any purchaser at the time of sale to such purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading (which notice shall notify the Participating Holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information); and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct; and, if the notification relates to an event described in clause (v), unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

comply (and continue to comply) with all applicable rules and regulations of the SEC (including, without limitation, maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders, as soon as reasonably practicable after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(i) cause all shares of Common Stock covered by such registration statement to be listed on the principal securities exchange on which Common Stock issued by the Company is then listed (if any), if the listing of such Common Stock is then permitted under the rules of such exchange, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including without limitation all corporate governance requirements;

provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder or the Majority Participating Holders or the

underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make to and for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);

use its reasonable best efforts (i) to obtain an opinion from the Company’s counsel and a “cold comfort” letter and updates thereof from the independent public accountants who have certified the Company’s financial statements (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters (including, in the case of such “cold comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinion and letter shall be dated the dates such opinions and “cold comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the Majority Participating Holders, and (ii) furnish to each underwriter, if any, a copy of such opinion and letter addressed to such underwriter to the extent permitted by the Company’s independent public accountants;

deliver promptly to counsel for each Participating Holder (other than individuals) and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for each Participating Holder (other than individuals), by counsel for any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any Participating Holder (other than individuals) or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for a Participating Holder, counsel for an underwriter, attorney, accountant or agent in connection with such registration statement;

use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

use its reasonable best efforts to make available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

promptly prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for each Participating Holder (other than individuals) and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the Participating Holders prior to the filing thereof as counsel for such Participating Holders or underwriters may reasonably request (provided that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);

furnish to counsel for each Participating Holder upon its request and to each managing underwriter, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders at least two (2) Business Days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);

take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will use its reasonable best efforts to make any such prohibition inapplicable;

use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities in accordance with the intended methods thereof;

take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.1 or 2.2 complies in all material respects with the

Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in light of the circumstances, be misleading.

To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, and such Demand Registration Request requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3, the Company shall file an automatic shelf registration statement which covers those Registrable Securities which are requested to be registered.  The Company shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective.  If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold.  If the automatic shelf registration statement has been outstanding for three (3) years, prior to the end of the third (3rd) year the Company shall upon request refile a new automatic shelf registration statement covering the Registrable Securities.  If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such registration statement is required to be kept effective.

If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Company may require that each Participating Holder as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.

Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.4, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.  In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this Section 2.4 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.4.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, that refers to any Onex Stockholder covered thereby by name, or otherwise identifies such Onex Stockholder, without the consent of such Onex Stockholder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Onex Stockholder no less than five (5) Business Days prior to the filing.  If any such registration statement or comparable statement under state “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require the insertion therein of language, in form and substance reasonably satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company.

To the extent that any of the Onex Stockholders may be deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies, the Company agrees that (1) the indemnification and contribution provisions contained in Section 2.9 shall be applicable to the benefit of the Onex Stockholders, in their role as deemed underwriter in addition to their capacity as Holder and (2) the Onex Stockholders shall be entitled to conduct the due diligence which they would normally conduct in connection with an offering of securities registered under the Securities Act, including without limitation receipt of customary opinions and comfort letters addressed to the Onex Stockholders.

Registration Expenses

.

The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Section 2, whether or not a registration statement becomes effective or the offering is consummated.

Notwithstanding the foregoing, (x) the provisions of this Section 2.5 shall be deemed amended to the extent necessary to cause these expense provisions to comply with state “blue sky” laws of each state in which the offering is made and (y) in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Holder.

Certain Limitations on Registration Rights

.  In the case of any registration under Section 2.1 involving an underwritten offering, or, in the case of a registration under Section 2.2, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.

Limitations on Sale or Distribution of Other Securities

.

Each Holder agrees, (i) to the extent requested by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering effected pursuant to Section 2.1, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any Convertible Preferred Stock, Common Stock, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, not to exceed ninety (90) days or such shorter period as the Company or any executive officer or director of the Company shall agree to (and the Company hereby also so agrees (except that the Company may effect any sale or distribution of any such securities pursuant to a registration on Form S-4 or Form S-8, or any successor or similar form which (x) is then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), to use its reasonable best efforts to cause each holder of any equity security or any security convertible into or exchangeable or exercisable for any equity security of the Company purchased from the Company at any time other than in a public offering to so agree), and (ii) to the extent requested in writing by a managing underwriter of any underwritten public offering effected by the Company for its own account (including without limitation any offering in which one or more Holders is selling Registrable Securities pursuant to the exercise of piggyback rights under Section 2.2), it will not sell any Registrable Securities (other than as part of such underwritten public offering) during the time period reasonably requested by the managing underwriter, which period shall not exceed ninety (90) days or such shorter period as the Company or any executive officer or director of the Company shall agree to.  Each Holder agrees to execute and deliver customary lock-up agreements for the benefit of the underwriters with such form and substance as the managing underwriter shall reasonably determine.  Notwithstanding the foregoing, none of the provisions or restrictions set forth in this Section 2.7(a) shall in any way limit Onex Partners Advisor LP or any of its Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

The Company hereby agrees that, in connection with an offering pursuant to Section 2.1 or 2.2, the Company shall not sell, transfer, or otherwise dispose of, any Convertible Preferred Stock, Common Stock, or any other equity security of the Company or any security convertible into or exchangeable or exercisable for any equity security of the Company (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), until a period of ninety (90) days (or such shorter period to which the Majority Participating Holders shall agree) shall have elapsed from the pricing date of such offering (in each case plus customary lockup extension periods as determined by the managing underwriter); and the Company shall (i) so provide in any registration rights agreements hereafter entered into with respect to any of its securities and (ii) use its reasonable best efforts to cause each holder of any equity security or any security convertible into or exchangeable or exercisable for any equity security of the Company purchased from the Company at any time other than in a public offering to so agree.

No Required Sale

.  Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement.

Indemnification

.

In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Section 2, the Company will (without limitation as to time), and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its directors, officers, fiduciaries, employees, stockholders, members or general and limited partners (and the directors, officers, fiduciaries, employees, stockholders, members or general and limited partners thereof), each other Person who participates as a seller (and its directors, officers, fiduciaries, employees, stockholders, members or general and limited partners), underwriter or Qualified Independent Underwriter, if any, in the offering or sale of such securities, each officer, director, employee, stockholder, fiduciary, managing director, agent, affiliate, consultant, representative, successor, assign or partner of such underwriter or Qualified Independent Underwriter, and each other Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller or any such underwriter or Qualified Independent Underwriter and each director, officer, employee, stockholder, fiduciary, managing director, agent, affiliate, consultant, representative, successor, assign or partner of such controlling Person, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iv) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such offering of Registrable Securities, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in strict conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein.  Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

Each Participating Holder (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 2.1 or 2.2, any underwriter and Qualified Independent Underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.9) to the extent permitted by law the Company, its officers and directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, consultants, representatives, successors, assigns or general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in strict conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder or underwriter or Qualified Independent Underwriter, if any, specifically for use therein, and each such Participating Holder, underwriter or Qualified Independent Underwriter, if any, shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.9 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable

Securities pursuant to the registration statement giving rise to such Claim; provided, further, that such Participating Holder shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company.  The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such Participating Holder and its Affiliates as disclosed in the section of such document entitled “Selling Stockholders” or “Principal and Selling Stockholders” or other documents thereof and (ii) the name and address of such Participating Holder.  If any additional information about such Holder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence.  Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.9 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.9, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.9, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.  In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one (1) firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or (iii) above) and the indemnifying party shall be liable for any expenses therefor.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.9(a), (b) or (c), then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.  The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.9(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.9(e).  The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Notwithstanding anything in this Section 2.9(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.9(e) to contribute any amount greater than the amount of the net proceeds received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.9(b) and (c).  In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under this Section 2.9(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.9(b) if it had been applicable in accordance with its terms.

The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

The indemnification and contribution required by this Section 2.9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided, however, that the recipient thereof hereby undertakes to repay such payments if and to the extent it shall be determined by a court of competent jurisdiction that such recipient is not entitled to such payment hereunder.

Limitations on Registration of Other Securities; Representation

.  From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding more than 50% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable taken as a whole than the registration rights granted to the Holders hereunder unless the Company shall also give such rights to such Holders; provided, however, the prior written consent of the Onex Stockholders will be required prior to the Company entering into any such agreement with any such holder or prospective holder of any securities of the Company to the extent such agreement disproportionately adversely affects any Onex Stockholder relative to the other Holders of Registrable Securities.

No Inconsistent Agreements

.  The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respects with the rights granted to the Holders in this Agreement.

Underwritten Offerings

.

Requested Underwritten Offerings

.  If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.1, the Company shall enter into a customary underwriting agreement with the underwriters.  Such underwriting agreement shall (i) be satisfactory in form and substance to the Onex Stockholders and the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities and contribution agreements on substantially the same terms as those contained herein.  Any Participating Holder shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Participating Holder; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the registration statement.  Unless otherwise agreed by the respective Participating Holders and the underwriters, each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

Piggyback Underwritten Offerings

.  In the case of a registration pursuant to Section 2.2, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement.  Any Participating Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Participating Holder and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such Participating Holder; provided that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Participating Holder for inclusion in the registration statement.  Unless otherwise agreed by the respective Participating Holders and the underwriters, each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Participating Holder, its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

General

.

Registrable Securities

.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company, any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any Subsidiary which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

No Restrictions

.  Notwithstanding anything contained herein to the contrary, the restrictions contained in this Agreement shall not apply to any Registrable Securities acquired by the Onex Stockholders or any of their Affiliates following the Second Closing Date (as defined in the Investment Agreement).

Rule 144 and Rule 144A

.  The Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, Rule 144A under the Securities Act, as such Rule may be amended (“Rule 144A”), or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144, (B) Rule 144A or (C) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Nominees for Beneficial Owners

.  If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement), provided that the Company shall have received assurances reasonably satisfactory to it of such beneficial ownership.

Amendments and Waivers

.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company and the Holders holding a majority of the Registrable Securities then held by all Holders; provided, that any amendment, modification, supplement or waiver of any of the provisions of this Agreement which disproportionately materially adversely affects any Holder shall not be effective without the written approval of such Holder.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).  No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

Notices

.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, or (iv) if via e-mail communication, on the date of delivery.  All notices, demands and other communications hereunder shall be delivered as set forth below and to any subsequent holder of Registrable Securities subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, NY 10005

Attn:Mitch Gendel
E-mail:mitch.gendel@emeraldx.com

with a copy to (which copy alone shall not constitute notice):

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attn:[ ● ]
E-mail:[ ● ]

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:Daniel Bursky

Lee Barnum
E-mail:Daniel.Bursky@friedfrank.com

Lee Barnum@friedfrank.com

if to any Onex Stockholder:

c/o Onex Partners Advisor LP
161 Bay Street
Toronto, ON M5J 2S1
Attn:Kosty Gilis
E-mail:kgilis@onex.com

with a copy to (which copy alone shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 100
Washington, D.C. 20004
Attn:Paul Sheridan

Bradley Faris

E-mail:paul.sheridan@lw.com

bradley.faris@lw.com

Successors and Assigns

.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not.  This Agreement may not be assigned by the Company without the prior written consent of the Onex Stockholders.  Each Holder shall have the right to assign all or part of its or his rights and obligations under this Agreement only in accordance with transfers of Registrable Securities permitted under, and made in compliance with, the Investment Agreement and the Certificate of Designations.  Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee.  If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement.  The parties hereto and their respective successors may assign their rights under this Agreement, in whole or in part, to any purchaser of shares of Registrable Securities held by them.

Entire Agreement

.  This Agreement, the Investment Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE STATE OF DELAWARE AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.9(c).

Interpretation; Construction

.

The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Severability

.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Remedies

.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Further Assurances

.  Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Registration Rights Agreement as of the date first above written.

EMERALD HOLDING, INC.

By:____________________________________

Name:

Title:

[Signature Page to Registration Rights Agreement]

[ONEX PARTNERS V STOCKHOLDER]

By:  [ ● ]

Its:  General Partner

By:  [ ● ]

Its:  General Partner

By:
Name:

Title:

[ONEX PARTNERS V STOCKHOLDER]

By:  [ ● ]

Its:  General Partner

By:  [ ● ]

Its:  General Partner

By:
Name:

Title:

[ONEX PARTNERS V STOCKHOLDER]

By:  [ ● ]

Its:  General Partner

By:  [ ● ]

Its:  General Partner

By:
Name:

Title:

EXHIBIT D

Composition of the Board of Directors

•

Absent removal by the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon pursuant to Article VI, Section E of the Certificate of Incorporation, each member of the Board of Directors shall serve out his or her term of office in accordance with Article VI, Section A of the Certificate of Incorporation.

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Upon any director’s term expiring at an annual meeting of stockholders, the Board of Directors shall nominate persons for election as a Preferred Stock Director (as such term is defined in the Certificate of Designations) to serve a term expiring at the next annual meeting of stockholders of the Company, or until his or her earlier death, resignation or removal, until such time as the holders of Preferred Stock are permitted to elect the entire number of directors they are entitled to elect pursuant to the Certificate of Designations.

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If any director is appointed or nominated to fill a vacancy on the Board of Directors or because the size of the Board of Directors is increased, in each case, prior to such time as the number of Preferred Stock Directors is equal to the entire number of directors the holders of Preferred Stock are entitled to elect pursuant to the Certificate of Designations, then such director shall be appointed or nominated, as applicable, as a Preferred Stock Director.

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By way of example, and not in limitation thereof, assuming (i) no death, resignation or removal of directors, (ii) the Preferred Stock continues to represent more than 50% of the total issued and outstanding Common Stock of the Company (on an as-converted basis), and (iii) the Board of Directors continues to have 8 seats:

o

At the annual meeting of stockholders to be held in 2021, the terms of the Class I directors (currently Anthony Munk and Jeffrey Naylor) shall expire and the Board of Directors shall nominate up to three persons to serve as Preferred Stock Directors for a term of one year;

o

At the annual meeting of stockholders to be held in 2022, the terms of the Class II directors (currently Kosty Gilis, Todd Hyatt and Lisa Klinger) and the Preferred Stock Directors then serving shall expire and the Board of Directors shall nominate (a) five persons to serve as Preferred Stock Directors for a term of one year and (b) one person to serve as a Class II Director for a term expiring at the annual meeting of stockholders to be held in 2025; and

o

At the annual meeting of stockholders to be held in 2023, the terms of the Class III directors (currently Michael Alicea and Emmanuelle Skala) and the Preferred Stock Directors then serving shall expire and the Board of Directors shall nominate (a) five persons to serve as Preferred Stock Directors for a term of one year, (b) one person to serve as a Class I Director for a term expiring at the annual meeting of stockholders to be held in 2024 and (c) one person to serve as a Class III Director for a term expiring at the annual meeting of stockholders to be held in 2026.